Form 10-K, Exhibit 13
period 2005-12-31
ML Aspect FuturesAccess LLC
filed 2006-04-03
CIK 1309132

Exhibit 13.01

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the period April 1, 2005

(Commencement of Operations) to December 31, 2005

and Report of Independent Registered

Public Accounting Firm

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statement of Financial Condition as of December 31, 2005	2

Statement of Income for the period April 1, 2005 (commencement of operations)
to December 31, 2005	3

Statement of Changes in Members’ Capital for the period April 1, 2005
(commencement of operations)to December 31, 2005	4

Financial Data Highlights for the period April 1, 2005
(commencement of operations) to December 31, 2005	5

Notes to Financial Statements	6-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Aspect FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Aspect FuturesAccess LLC (the “Fund”) as of December 31, 2005, and the related statements of income and changes in members’ capital and the financial data highlights for the period April 1, 2005 (commencement of operations) to December 31, 2005. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Aspect FuturesAccess LLC as of December 31, 2005, and the results of its operations, changes in its Members’ capital and the financial data highlights for the period April 1, 2005 (commencement of operations) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 30, 2006

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2005

ASSETS:
Equity in commodity futures trading accounts:
Cash	$30,348,029
Net unrealized gains on open contracts	638,884
Cash	18,796
Accrued interest	104,310

TOTAL ASSETS	$31,110,019

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Brokerage commissions payable	$15,491
Management fee payable	50,943
Sponsor’s fee payable	43,565
Performance fee payable	422,270
Redemptions payable	37,220
Ongoing offering costs payable	60,707
Other payables	75,170

Total liabilities	705,366

MEMBERS’ CAPITAL:
Sponsor’s Interest (20,647 Units)	21,954
Members’ Interest (28,535,392 Units)	30,382,699
Total members’ capital	30,404,653

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$31,110,019

NET ASSET VALUEPER UNIT (NOTE 5)

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF INCOME

FOR THE PERIOD APRIL 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

TRADING PROFITS:
Realized	$1,461,386
Change in unrealized	638,884
Brokerage commissions	(87,681)

Total trading profits	2,012,589

INVESTMENT INCOME:
Interest	523,605

EXPENSES:
Management fee	318,128
Sponsor’s fee	230,699
Performance fee	422,270
Other	93,442

Total expenses	1,064,539

NET INVESTMENT LOSS	(540,934)

NET INCOME	$1,471,655

NET INCOME PER UNIT:

Weighted average number of Units outstanding
Class A	1,254,082
Class C	9,695,949
Class D	6,156,322
Class I	2,797,702

Net income per weighted average Unit
Class A	$0.0640
Class C	$0.0650
Class D	$0.1022
Class I	$0.0470

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD APRIL 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

		Initial				Members’ Capital
	Initial Offering	Offering Costs	Subscriptions	Redemptions	Net Income	December 31, 2005

Class A	500,175	—	1,672,083	(73,125)	—	2,099,133
Class C	4,195,000	—	12,459,190	(909,169)	—	15,745,021
Class D	6,531,336	—	40,407	(1,828,989)	—	4,742,754
Class I	337,750	—	5,620,734	(10,000)	—	5,948,484

Total Members’ Units	11,564,261	—	19,792,414	(2,821,283)	—	28,535,392

Class A	—	—	10,319	—	—	10,319
Class C	—	—	10,328	—	—	10,328
Class D	—	—	—	—	—	—
Class I	—	—	—	—	—	—

Total Sponsor’s Units	—	—	20,647	—	—	20,647

Class A	$500,175	$(5,246)	$1,734,824	$(75,925)	$79,274	$2,233,102
Class C	4,195,000	(39,432)	12,810,428	(931,290)	629,694	16,664,400
Class D	6,531,336	(15,300)	40,795	(1,999,999)	629,215	5,186,047
Class I	337,750	(14,003)	5,854,302	(10,417)	131,518	6,299,150

Total Members’ Interest	$11,564,261	$(73,981)	$20,440,349	$(3,017,631)	$1,469,701	$30,382,699

Class A	$—	$—	$10,000	$—	$1,001	$11,001
Class C	—	—	10,000	—	953	10,953
Class D	—	—	—	—	—	—
Class I	—	—	—	—	—	—

Total Sponsor’s Interest	$—	$—	$20,000	$—	$1,954	$21,954

Total Members’ Capital	$11,564,261	$(73,981)	$20,460,349	$(3,017,631)	$1,471,655	$30,404,653

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD APRIL 1, 2005 (COMMENCEMENT OF OPERATIONS)

TO DECEMBER 31, 2005

The following per unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I
Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000
Realized trading profit	0.0526	0.0523	0.0533	0.0526
Change in unrealized trading profit	0.0522	0.0524	0.0525	0.0522
Brokerage commissions	(0.0046)	(0.0046)	(0.0046)	(0.0046)
Interest income	0.0244	0.0244	0.0247	0.0244
Initial offering costs	(0.0029)	(0.0029)	(0.0029)	(0.0029)
Expenses (b)	(0.0579)	(0.0632)	(0.0295)	(0.0627)

Net asset value, end of period	$1.0638	$1.0584	$1.0935	$1.0590

Total Return (c):

Total return before Performance fees	9.30%	8.49%	10.54%	9.63%
Performance fees	-2.55%	-2.32%	-0.96%	-3.28%
Total return after Performance fees	6.67%	6.13%	9.65%	6.18%

Ratios to Average Net Assets (a):

Expenses (excluding Performance fees)	4.38%	5.47%	2.73%	4.00%
Performance fees	2.53%	2.44%	1.11%	3.27%
Expenses (including Performance fees)	6.91%	7.91%	3.84%	7.27%

Net investment loss	-4.09%	-5.08%	-1.08%	-4.43%

(a) The ratios, excluding performance fees ratios,   for Classes operating for less than one year have been annualized.

(b) Sponsor fee reimbursement is included in expenses; however, reimbursement has less than $0.0001 impact.

(c) Non annualized.

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Aspect FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Aspect Capital Management (“Aspect”) is the trading advisor of the Fund. Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is a wholly-owned subsidiary of Merrill Lynch Investment Managers L.P. (“MLIM”), which in turn is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of it assets in a managed futures or forward trading account managed by a single commodity trading advisor. Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights. Each of the Program Funds implements a different trading strategy.

The Fund offers four Classes of Units:  Class A, Class C, Class D, and Class I. Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently are offered at Net Asset Value per Unit (See Note 5). The four Classes of Units are subject to different sponsor fees.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized gains on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profits in the Statement of Income.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statement of Income.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Temporarily, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund. The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units. The costs consist of offering costs at the Program level. The Fund is reimbursing MLAI for these costs in 60 monthly installments. For financial reporting purposes in conformity with U.S. GAAP, the Fund deducted the total initial offering costs of $73,981 from Members’ Capital at inception. For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 5).

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.0% to 2.5%. Class D and Class I Units are subject to sales commissions up to 0.5%. The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts. Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund. No such distributions have been declared for the period ended December 31, 2005.

Subscriptions

Units are offered as of the close of business at the end of each month. Shares are purchased as of the first business day of any month at Net Asset Value (see Note 5), but the subscription request must be submitted at least three calendar days before the end of the preceding month. Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value (See Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice.

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice. The minimum exchange amount is $10,000.

Dissolution of the Fund

The Fund will terminate on December 31, 2014 or at an earlier date if certain circumstances occur as set forth in the offering memorandum.

Indemnifications

In the normal course of business, the Fund enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred. The Fund expects the risk of any future obligation under these indemnifications to be remote.

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized gains on open contracts in the Statement of Financial Condition as of December 31, 2005 are as follows:

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Net Assets	Contracts	Profit (Loss)	Net Assets	on Open Positions	Net Assets	Maturity Dates

Agriculture	214	$211,629	0.70%	(336)	$(202,164)	-0.66%	$9,465	0.04%	January 2006 - March 2006
Currencies	573,685	(618,353)	-2.03%	(1,398,039)	286,076	0.94%	(332,277)	-1.09%	January-06
Interest rates	502	78,942	0.26%	(1,391)	303,307	1.00%	382,249	1.26%	March 2006 - December 2007
Energy	5	(52,700)	-0.17%	(45)	(89,219)	-0.29%	(141,919)	-0.46%	January 2006 - March 2006
Metals	175	790,131	2.60%	(47)	(212,457)	-0.70%	577,674	1.90%	January 2006 - April 2006
Stock indices	346	143,755	0.47%	—	—	0.00%	143,755	0.47%	January 2006 - March 2006

Total		$553,404	1.83%		$85,543	0.29%	$638,947	2.12%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Members’ capital as of December 31, 2005.

3.                    RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate. The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

Merrill Lynch charges the Fund at prevailing local rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to .125% (a 1.50% annual rate) of the Class’ month-end assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to ..2083% (a 2.50% annual rate) of the Class’ month-end assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to .0917% (a 1.10% annual rate) of the Class’ month-end assets. Class D does not pay a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the period ended December 31, 2005 was approximately $9.44 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Aspect annual management fees of 2.00% of the Fund’s average month-end assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.

4.                    ADVISORY AGREEMENT

The Fund and Aspect have entered into an Advisory Agreement until December 31, 2014, then the         Advisory Agreement renews for successive three-year terms, subject to certain renewal rights   exercisable by the Fund. Aspect determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined, and are recognized by Aspect as of either the end of each calendar year or upon the net reallocation of assets away from Aspect. Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.       NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value. For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months. Consequently, as of December 31, 2005, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

	Net Asset Value			Net Asset Value per Unit
	All Other	Financial	Number of	All Other	Financial
	Purposes	Reporting	Units	Purposes	Reporting
Class A	$2,248,584	$2,244,103	2,109,452	$1.0660	$1.0638
Class C	$16,708,648	$16,675,353	15,755,349	$1.0605	$1.0584
Class D	$5,196,400	$5,186,047	4,742,754	$1.0957	$1.0935
Class I	$6,311,728	$6,299,150	5,948,484	$1.0611	$1.0590
	$30,465,360	$30,404,653	28,556,039

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each class is computed for purposes of calculating net income per weighted average Unit. The weighted average number of Units outstanding for each class for the period ended December 31, 2005 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.               FAIR VALUE AND OFF-BALANCE SHEET RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements. The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized gains on open contracts on such derivative instruments as reflected in the Statement of Financial Condition. The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of Aspect, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Aspect to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are expected to be unusual. It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Aspect itself.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized gains on open contracts, if any, included in the Statement of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statement of Financial Condition.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

ML Aspect FuturesAccess LLC