Form 10-K, Exhibit 13
period 2007-12-31
ML Aspect FuturesAccess LLC
filed 2008-03-31
CIK 1309132

Exhibit 13.01

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the years ended

December 31, 2007 and 2006 and for the period

April 1, 2005 (commencement of operations) to December 31, 2005 and
Report of Independent Registered Public Accounting Firm

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2007 and 2006	2

Statements of Income for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005	3

Statements of Changes in Members’ Capital for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005	4-5

Financial Data Highlights for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005	6-8

Notes to Financial Statements	9-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

  ML Aspect FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Aspect FuturesAccess LLC (the “Fund”), as of December 31, 2007 and 2006, and the related statements of income and changes in members’ capital and the financial data highlights for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005.  These financial statements and financial data highlights are the responsibility of the Fund's management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Aspect FuturesAccess LLC as of December 31, 2007 and 2006, the results of its operations, the changes in its members’ capital, and the financial data highlights for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2008

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $40,922,943 for 2007 and $34,158,049 for 2006)	$267,131,712	$116,217,072
Net unrealized profit on open contracts	9,368,575	5,510,770
Cash	40,779	290,435
Accrued interest	966,433	474,361

TOTAL ASSETS	$277,507,499	$122,492,638

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Brokerage commissions payable	$126,258	$44,275
Management fee payable	419,877	203,118
Sponsor fee payable	247,535	186,736
Performance fee payable	1,956,978	1,416,045
Redemptions payable	8,473,549	808,617
Initial offering costs payable	19,200	31,196
Other	249,128	325,731

Total liabilities	11,492,525	3,015,718

MEMBERS’ CAPITAL:
Sponsor’s Interest (20,647 Units and 20,647 Units)	25,576	23,905
Members’ Interest (208,133,972 Units and 102,762,880 Units)	265,989,398	119,453,015
Total members’ capital	266,014,974	119,476,920

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$277,507,499	$122,492,638

NET ASSET VALUE PER UNIT (NOTE 5)
(Based on 208,154,619 and 102,783,527 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD APRIL 1,
2005(COMMENCEMENT OF OPERATIONS) TO  DECEMBER 31, 2005

	2007	2006	2005

TRADING PROFIT (LOSS):

Realized	$12,040,023	$3,685,911	$1,461,386
Change in unrealized	3,857,805	4,871,886	638,884
Brokerage commissions	(1,052,707)	(364,137)	(87,681)

Total trading profit	14,845,121	8,193,660	2,012,589

INVESTMENT INCOME:
Interest	10,674,137	3,456,878	523,605

EXPENSES:
Management fee	4,139,254	1,479,278	318,128
Sponsor fee	2,781,129	1,358,328	230,699
Performance fee	2,038,070	1,416,045	422,270
Other	665,497	663,356	93,442

Total expenses	9,623,950	4,917,007	1,064,539

NET INVESTMENT INCOME (LOSS)	1,050,187	(1,460,129)	(540,934)

NET INCOME	$15,895,308	$6,733,531	$1,471,655

NET INCOME PER UNIT:

Weighted average number of Units outstanding
Class A	17,685,024	6,463,612	1,254,082
Class C	77,729,481	41,576,411	9,695,949
Class D	16,490,950	9,623,303	6,156,322
Class I	13,298,470	8,746,222	2,797,702
Class D-SM	11,050,699
Class D-TF	82,941,449

Net income per weighted average Unit
Class A	$0.0917	$0.1353	$0.0640
Class C	$0.0782	$0.0948	$0.0650
Class D	$0.0994	$0.0862	$0.1022
Class I	$0.0942	$0.1242	$0.0470
Class D-SM	$0.1602
Class D-TF	$0.0426

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD APRIL 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

				Members’ Capital			Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2005	Subscriptions	Redemptions	December 31, 2006	Subscriptions	Redemptions	December 31, 2007

Class A	500,175	1,672,083	(73,125)	2,099,133	12,533,998	(834,543)	13,798,588	5,509,263	(1,419,855)	17,887,996
Class C	4,195,000	12,459,190	(909,169)	15,745,021	50,660,812	(3,092,087)	63,313,746	30,581,247	(14,724,727)	79,170,266
Class D	6,531,336	40,407	(1,828,989)	4,742,754	13,160,166	(4,371,011)	13,531,909	6,087,954	(3,319,371)	16,300,492
Class I	337,750	5,620,734	(10,000)	5,948,484	6,289,323	(119,170)	12,118,637	3,341,115	(4,095,954)	11,363,798
Class D-SM(1)	—	—	—	—	—	—	—	13,988,458	(220,336)	13,768,122
Class D-TF(2)	—	—	—	—	—	—	—	91,381,476	(21,738,178)	69,643,298

Total Members’ Units	11,564,261	19,792,414	(2,821,283)	28,535,392	82,644,299	(8,416,811)	102,762,880	150,889,513	(45,518,421)	208,133,972

Class A	—	10,319	—	10,319	—	—	10,319	—	—	10,319
Class C	—	10,328	—	10,328	—	—	10,328	—	—	10,328
Class D	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—
Class D-SM(1)	—	—	—	—	—	—	—	—	—	—
Class D-TF(2)	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Units	11,564,261	20,647	—	20,647	—	—	20,647	—	—	20,647

(1) Units issued on April 2, 2007

(2) Units issued on June 1, 2007

See notes to financial statements.

ML ASPECT FUTUREACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD APRIL 1, 2005

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

	Initial				Members’ Capital				Members’ Capital				Members’ Capital
Initial Offering	Offering Costs	Subscriptions	Redemptions	Net Income	December 31, 2005	Subscriptions	Redemptions	Net Income	December 31, 2006	Subscriptions	Redemptions	Net Income	December 31, 2007

Class A	$500,175	$(5,246)	$1,734,824	$(75,925)	$79,274	$2,233,102	$13,919,256	$(935,963)	$873,239	$16,089,634	$6,430,196	$(1,712,053)	$1,620,687	$22,428,464
Class C	4,195,000	(39,432)	12,810,428	(931,290)	629,694	16,664,400	55,538,003	(3,393,896)	3,942,484	72,750,991	35,450,778	(17,423,204)	6,080,158	96,858,723
Class D	6,531,336	(15,300)	40,795	(1,999,999)	629,215	5,186,047	15,378,348	(4,979,747)	829,458	16,414,106	7,675,895	(4,145,982)	1,639,960	21,583,979
Class I	337,750	(14,003)	5,854,302	(10,417)	131,518	6,299,150	6,943,693	(130,958)	1,086,399	14,198,284	3,891,855	(4,968,583)	1,252,596	14,374,152
Class D-SM(1)	—	—	—	—	—	—	—	—	—	—	16,742,584	(276,777)	1,770,147	18,235,954
Class D-TF(2)	—	—	—	—	—	—	—	—	—	—	116,922,597	(27,944,560)	3,530,089	92,508,126

Total Members’ Interest	$11,564,261	$(73,981)	$20,440,349	$(3,017,631)	$1,469,701	$30,382,699	$91,779,300	$(9,440,564)	$6,731,580	$119,453,015	$187,113,905	$(56,471,159)	$15,893,637	$265,989,398

Class A	$—	$—	$10,000	$—	$1,001	$11,001	$—	$—	$1,034	$12,035	$—	$—	$905	$12,940
Class C	—	—	10,000	—	953	10,953	—	—	917	11,870	—	—	766	12,636
Class D	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Class D-SM(1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Class D-TF(2)	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Interest	$—	$—	$20,000	$—	$1,954	$21,954	$—	$—	$1,951	$23,905	$—	$—	$1,671	$25,576

Total Members’ Capital	$11,564,261	$(73,981)	$20,460,349	$(3,017,631)	$1,471,655	$30,404,653	$91,779,300	$(9,440,564)	$6,733,531	$119,476,920	$187,113,905	$(56,471,159)	$15,895,308	$266,014,974

(1) Units issued on April 2, 2007

(2) Units issued on June 1, 2007

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class D-SM(a)	Class D-TF(a)

Per Unit Operating Performance:

Net asset value, beginning of period	$1.1660	$1.1491	$1.2130	$1.1716	$1.1631	$1.2795

Realized trading profit	0.0733	0.0718	0.0766	0.0737	0.1013	0.0343
Change in unrealized trading profit	0.0226	0.0220	0.0240	0.0229	0.0563	(0.0026)
Brokerage commissions	(0.0057)	(0.0056)	(0.0059)	(0.0057)	(0.0046)	(0.0035)
Interest income	0.0580	0.0569	0.0607	0.0584	0.0456	0.0354
Expenses	(0.0604)	(0.0708)	(0.0443)	(0.0560)	(0.0372)	(0.0148)

Net asset value, end of period	$1.2538	$1.2234	$1.3241	$1.2649	$1.3245	$1.3283

Total Return:

Total return before Performance fees	8.61%	7.54%	10.26%	9.05%	15.06%	3.89%
Performance fees	-1.38%	-1.36%	-1.35%	-1.38%	-1.35%	-0.17%
Total return after Performance fees	7.53%	6.47%	9.15%	7.96%	13.88%	3.81%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.92%	4.98%	2.39%	3.54%	1.75%	1.05%
Performance fees	1.24%	1.20%	1.06%	1.14%	1.25%	0.15%
Expenses (including Performance fees)	5.16%	6.18%	3.45%	4.68%	3.00%	1.20%

Net investment income (loss)	-0.20%	-1.19%	1.53%	0.34%	0.62%	1.63%

(a) Class D-SM commenced on April 2, 2007 and Class D-TF commenced on June 1, 2007. The ratios to average members capital for these two classes have been annualized. The total returns are not annualized.

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

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD APRIL 1, 2005 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I

Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000

Realized trading profit	0.0526	0.0523	0.0533	0.0526
Change in unrealized trading profit	0.0522	0.0524	0.0525	0.0522
Brokerage commissions	(0.0046)	(0.0046)	(0.0046)	(0.0046)
Interest income	0.0244	0.0244	0.0247	0.0244
Initial offering costs	(0.0029)	(0.0029)	(0.0029)	(0.0029)
Expenses (b)	(0.0579)	(0.0632)	(0.0295)	(0.0627)

Net asset value, end of period	$1.0638	$1.0584	$1.0935	$1.0590

Total Return: (c)

Total return before Performance fees	9.30%	8.49%	10.54%	9.63%
Performance fees	-2.55%	-2.32%	-0.96%	-3.28%
Total return after Performance fees	6.67%	6.13%	9.65%	6.18%

Ratios to Average Net Assets:

Expenses (excluding Performance fees) (a)	4.38%	5.47%	2.73%	4.00%
Performance fees (c)	2.53%	2.44%	1.11%	3.27%
Expenses (including Performance fees)	6.91%	7.91%	3.84%	7.27%

Net investment loss	-4.09%	-5.08%	-1.08%	-4.43%

(a) Annualized.

(b) Sponsor fee reimbursement is included in expenses; however, reimbursement has less than $0.0001 impact.

(c) Not annualized.

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

The Fund offers six Classes of Units:  Class A, Class C, Class D, D-TF, D-SM, and Class I.  Each Class of Units except for D-TF and D-SM was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for all other purposes (see Note 5).  Class D-SM commenced on April 2, 2007 and Class D-TF commenced on June 1, 2007.  The six Classes of Units are subject to different Sponsor fees.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

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

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2007 and 2006 were restricted cash for margin requirements of $40,922,943 and $34,158,049 respectively.

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

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D, D-SM, D-TF and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005.

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

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)      Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)      Any event which would make unlawful the continued existence of this Fund

(c)      Determination by MLAI to liquidate or withdraw from the Fund.

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2007 and 2006 are as follows:

2007

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	2,772	$2,761,795	1.04%	(401)	$222,953	0.08%	$2,984,748	1.12%	February 2008 - March 2008
Currencies	4,354,115	(1,168,777)	-0.44%	(3,514,474)	(320,354)	-0.12%	(1,489,131)	-0.56%	January 2008
Energy	993	2,556,173	0.96%	(237)	(414,080)	-0.16%	2,142,093	0.80%	January 2008 - February 2008
Interest Rates	10,247	3,073,089	1.16%	(6,459)	1,016,950	0.38%	4,090,039	1.54%	March 2008 - December 2008
Metals	468	259,457	0.10%	(540)	1,225,157	0.46%	1,484,614	0.56%	February 2008 - April 2008
Stock indices	201	163,245	0.06%	(734)	(7,033)	0.00%	156,212	0.06%	January 2008 - March 2008

Total		$7,644,982	2.88%		$1,723,593	0.64%	$9,368,575	3.53%

2006

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,160	$405,834	0.34%	(199)	$(53,635)	-0.04%	$352,199	0.30%	February 2007 - March 2007
Currencies	1,553,774	843,623	0.71%	(11,077,251)	914,720	0.77%	1,758,343	1.48%	January 2007
Energy	—	—	0.00%	(584)	1,936,506	1.61%	1,936,506	1.61%	February 2007 - March 2007
Interest Rates	550	(142,862)	-0.12%	(4,180)	863,306	0.72%	720,444	0.60%	March 2007 - March 2008
Metals	368	325,656	0.27%	(106)	(253,125)	-0.21%	72,531	0.06%	January 2007 - April 2007
Stock indices	1,477	670,747	0.56%	—	—	0.00%	670,747	0.56%	January 2007 - March 2007

Total		$2,102,998	1.76%		$3,407,772	2.85%	$5,510,770	4.61%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Members’ Capital as of December 31, 2007 or 2006.

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

                             The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.0917% (a 1.10% annual rate) of the Class’ month-end net assets.  Class D, D-SM and D-TF Units do not pay Sponsor fees.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the year ended December 31, 2007 was approximately $9.92 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).  The average round-turn commission rate charged to the Fund for the period ended December 31, 2006 was approximately $12.13 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Aspect annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them, except for Class D-TF, the Fund pays Aspect Management fees of 1.5% after reduction for the brokerage commissions accrued with respect to such assets. MLAI receives 25% of the 2.00% management fee for sponsoring and providing ongoing administration and operational support to the fund.

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

Performance fees paid by the Fund, except for Class D-TF, are calculated as 20% of any New Trading Profit, as defined, and are recognized by Aspect as of either the end of each calendar year or upon the net reallocation of assets away from Aspect.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. However, for Class D-TF Aspect receives a performance fee of 15%. MLAI receives 25% of the Performance fees.

5.     NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2007 and 2006, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2007

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$22,441,846	$22,441,404	17,898,315	$1.2539	$1.2538
Class C	96,877,717	96,871,359	79,180,594	1.2235	1.2234
Class D	21,588,645	21,583,979	16,300,492	1.3244	1.3241
Class I	14,381,886	14,374,152	11,363,798	1.2656	1.2649
Class D-SM	18,235,954	18,235,954	13,768,122	1.3245	1.3245
Class D-TF	92,508,126	92,508,126	69,643,298	1.3283	1.3283
	$266,034,174	$266,014,974	208,154,619

December 31, 2006

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$16,103,372	$16,101,669	13,808,907	$1.1662	$1.1660
Class C	72,777,781	72,762,861	63,324,074	1.1493	1.1491
Class D	16,419,981	16,414,107	13,531,909	1.2134	1.2130
Class I	14,206,983	14,198,283	12,118,637	1.1723	1.1716
	$119,508,117	$119,476,920	102,783,527

6.               WEIGHTED AVERAGE UNITS

                        The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit. The weighted average number of Units outstanding for each Class for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.               RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under U.S. GAAP, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

The Fund adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. The Fund evaluated its tax positions and the implementation of this pronouncement had no impact on the financial statements.

8.               MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

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