Form 10-K, Exhibit 13
period 2008-12-31
ML Aspect FuturesAccess LLC
filed 2009-03-31
CIK 1309132

Exhibit 13.01

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the years ended

December 31, 2008, 2007 and 2006 and

Report of Independent Registered Public Accounting Firm

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA Tel: +1 212 436 2000 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Aspect FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Aspect FuturesAccess LLC (the “Fund”), as of December 31, 2008 and 2007, and the related statements of operations, changes in members’ capital, and the financial data highlights for each of the three years in the period ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Aspect FuturesAccess LLC as of December 31, 2008 and 2007, the results of its operations, changes in its members’ capital, and the financial data highlights for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

A member firm of
Deloitte Touche Tohmatsu

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $24,334,309 for 2008 and $40,922,943 for 2007)	$334,291,578	$267,131,712
Net unrealized profit on open contracts	11,866,510	9,368,575
Cash	241,619	40,779
Accrued interest	19,502	966,433

TOTAL ASSETS	$346,419,209	$277,507,499

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$58,192	$126,258
Management fee payable	536,784	419,877
Sponsor fee payable	279,746	247,535
Redemptions payable	9,241,236	8,473,549
Perfomance fee payable	15,635,853	1,956,978
Initial offering costs payable	—	19,200
Other	233,592	249,128

Total liabilities	25,985,403	11,492,525

MEMBERS’ CAPITAL:
Sponsor’s Interest (20,647 Units and 20,647 Units)	32,331	25,576
Members’ Interest (195,021,681 Units and 208,133,972 Units)	320,401,475	265,989,398
Total members’ capital	320,433,806	266,014,974

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$346,419,209	$277,507,499

NET ASSET VALUE PER UNIT (SEE NOTE 6)
(Based on 195,042,328 and 208,154,619 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
TRADING PROFIT (LOSS):

Realized	$93,209,117	$12,040,023	$3,685,911
Change in unrealized	2,497,935	3,857,805	4,871,886
Brokerage commissions	(787,841)	(1,052,707)	(364,137)

Total trading profit (loss)	94,919,211	14,845,121	8,193,660

INVESTMENT INCOME:
Interest	5,306,094	10,674,137	3,456,878

EXPENSES:
Management fee	5,712,987	4,139,254	1,479,278
Sponsor fee	3,172,388	2,781,129	1,358,328
Performance fee	16,320,740	2,038,070	1,416,045
Other	743,997	665,497	663,356
Total expenses	25,950,112	9,623,950	4,917,007

NET INVESTMENT INCOME (LOSS)	(20,644,018)	1,050,187	(1,460,129)

NET INCOME (LOSS)	$74,275,193	$15,895,308	$6,733,531

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	18,577,490	17,685,024	6,463,612
Class C	76,318,438	77,729,481	41,576,411
Class D	10,392,579	16,490,950	9,623,303
Class I	10,689,594	13,298,470	8,746,222
Class DS*	31,288,535	11,050,699
Class DT**	61,607,169	82,941,449

Net income (loss) per weighted average Unit
Class A	$0.3475	$0.0917	$0.1353
Class C	$0.3154	$0.0782	$0.0948
Class D	$0.3998	$0.0994	$0.0862
Class I	$0.3644	$0.0942	$0.1242
Class DS*	$0.3373	$0.1602
Class DT**	$0.4081	$0.0426

*Class DS commenced on April 2, 2007 and was previously known as Class D-SM.

**Class DT commenced on June 1, 2007 and was previously known as Class D-TF.

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Members’ Capital December 31, 2005	Subscriptions	Redemptions	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008
Class A	2,099,133	12,533,998	(834,543)	13,798,588	5,509,263	(1,419,855)	17,887,996	4,471,164	(3,654,554)	18,704,606
Class C	15,745,021	50,660,812	(3,092,087)	63,313,746	30,581,247	(14,724,727)	79,170,266	14,556,104	(25,455,625)	68,270,745
Class D	4,742,754	13,160,166	(4,371,011)	13,531,909	6,087,954	(3,319,371)	16,300,492	659,229	(10,043,745)	6,915,976
Class I	5,948,484	6,289,323	(119,170)	12,118,637	3,341,115	(4,095,954)	11,363,798	3,063,709	(5,466,260)	8,961,247
Class DS*	—	—	—	—	13,988,458	(220,336)	13,768,122	37,814,013	(10,038,276)	41,543,859
Class DT**	—	—	—	—	91,381,476	(21,738,178)	69,643,298	1,552,098	(20,570,148)	50,625,248

Total Members’ Units	28,535,392	82,644,299	(8,416,811)	102,762,880	150,889,513	(45,518,421)	208,133,972	62,116,317	(75,228,608)	195,021,681

Class A	10,319	—	—	10,319	—	—	10,319	—	—	10,319
Class C	10,328	—	—	10,328	—	—	10,328	—	—	10,328

Total Sponsor’s Units	20,647	—	—	20,647	—	—	20,647	—	—	20,647

*Class DS commenced on April 2, 2007 and was previously known as Class D-SM.

**Class DT commenced on June 1, 2007 and was previously known as Class D-TF.

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Members’ Capital December 31, 2005	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2008
Class A	$2,233,102	$13,919,256	$(935,963)	$873,239	$16,089,634	$6,430,196	$(1,712,053)	$1,620,687	$22,428,464	$6,143,861	$(5,234,543)	$6,452,930	$29,790,712
Class C	16,664,400	55,538,003	(3,393,896)	3,942,484	72,750,991	35,450,778	(17,423,204)	6,080,158	96,858,723	19,482,963	(35,319,265)	24,068,580	105,091,001
Class D	5,186,047	15,378,348	(4,979,747)	829,458	16,414,106	7,675,895	(4,145,982)	1,639,960	21,583,979	975,000	(14,864,105)	4,154,640	11,849,514
Class I	6,299,150	6,943,693	(130,958)	1,086,399	14,198,284	3,891,855	(4,968,583)	1,252,596	14,374,152	4,181,986	(7,985,878)	3,894,853	14,465,113
Class DS*	—	—	—	—	—	16,742,584	(276,777)	1,770,147	18,235,954	56,116,079	(14,003,395)	10,554,233	70,902,871
Class DT**	—	—	—	—	—	116,922,597	(27,944,560)	3,530,089	92,508,126	2,229,235	(31,578,299)	25,143,202	88,302,264

Total Members’ Interest	$30,382,699	$91,779,300	$(9,440,564)	$6,731,580	$119,453,015	$187,113,905	$(56,471,159)	$15,893,637	$265,989,398	$89,129,124	$(108,985,485)	$74,268,438	$320,401,475

Class A	$11,001	$—	$—	$1,034	$12,035	$—	$—	$905	$12,940	$—	$—	$3,495	$16,435
Class C	10,953	—	—	917	11,870	—	—	766	12,636	—	—	3,260	15,896

Total Sponsor’s Interest	$21,954	$—	$—	$1,951	$23,905	$—	$—	$1,671	$25,576	$—	$—	$6,755	$32,331

Total Members’ Capital	$30,404,653	$91,779,300	$(9,440,564)	$6,733,531	$119,476,920	$187,113,905	$(56,471,159)	$15,895,308	$266,014,974	$89,129,124	$(108,985,485)	$74,275,193	$320,433,806

*Class DS commenced on April 2, 2007 and was previously known as Class D-SM.

**Class DT commenced on June 1, 2007 and was previously known as Class D-TF.

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS *	Class DT **
Per Unit Operating Performance:

Net asset value, beginning of year	$1.2538	$1.2234	$1.3241	$1.2649	$1.3245	$1.3283

Realized and change in unrealized trading profit (loss)	0.4553	0.4427	0.4925	0.4616	0.4811	0.4891
Brokerage commissions	(0.0037)	(0.0036)	(0.0039)	(0.0037)	(0.0039)	(0.0039)
Interest income	0.0247	0.0241	0.0265	0.0250	0.0261	0.0264
Expenses	(0.1374)	(0.1473)	(0.1258)	(0.1336)	(0.1211)	(0.0957)

Net asset value, end of year	$1.5927	$1.5393	$1.7134	$1.6142	$1.7067	$1.7442

Total Return:

Total return before Performance fees	34.07%	32.81%	36.67%	34.69%	35.82%	36.81%
Performance fees	-6.22%	-6.24%	-6.32%	-6.24%	-6.04%	-4.76%
Total return after Performance fees	27.03%	25.82%	29.41%	27.61%	28.86%	31.31%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.84%	4.86%	2.36%	3.45%	2.30%	1.80%
Performance fees	5.90%	5.91%	5.98%	5.91%	5.74%	4.48%
Expenses (including Performance fees)	9.74%	10.77%	8.34%	9.36%	8.04%	6.28%

Net investment income (loss)	-7.93%	-8.96%	-6.51%	-7.54%	-6.24%	-4.48%

*Class DS and was previously known as Class D-SM.

**Class DT was previously known as Class D-TF.

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (a)*	Class DT (a)**
Per Unit Operating Performance:

Net asset value, beginning of period	$1.1660	$1.1491	$1.2130	$1.1716	$1.1631	$1.2795

Realized trading profit	0.0733	0.0718	0.0766	0.0737	0.1013	0.0343
Change in unrealized trading profit (loss)	0.0226	0.0220	0.0240	0.0229	0.0563	(0.0026)
Brokerage commissions	(0.0057)	(0.0056)	(0.0059)	(0.0057)	(0.0046)	(0.0035)
Interest income	0.0580	0.0569	0.0607	0.0584	0.0456	0.0354
Expenses	(0.0604)	(0.0708)	(0.0443)	(0.0560)	(0.0372)	(0.0148)

Net asset value, end of period	$1.2538	$1.2234	$1.3241	$1.2649	$1.3245	$1.3283

Total Return:

Total return before Performance fees	8.61%	7.54%	10.26%	9.05%	15.06%	3.89%
Performance fees	-1.38%	-1.36%	-1.35%	-1.38%	-1.35%	-0.17%
Total return after Performance fees	7.53%	6.47%	9.15%	7.96%	13.88%	3.81%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.92%	4.98%	2.39%	3.54%	1.75%	1.05%
Performance fees	1.24%	1.20%	1.06%	1.14%	1.25%	0.15%
Expenses (including Performance fees)	5.16%	6.18%	3.45%	4.68%	3.00%	1.20%

Net investment income (loss)	-0.20%	-1.19%	1.53%	0.34%	0.62%	1.63%

*Class DS commenced on April 2, 2007 and was previously known as Class D-SM.

**Class DT commenced on June 1, 2007 and was previously known as Class D-TF.

(a) The ratios to average members’ capital for these two classes have been annualized. The total return ratios are not annualized.

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I
Per Unit Operating Performance:

Net asset value, beginning of year	$1.0638	$1.0584	$1.0935	$1.0590

Realized trading profit	0.0429	0.0422	0.0444	0.0422
Change in unrealized trading profit (loss)	0.0872	0.0866	0.0904	0.0873
Brokerage commissions	(0.0057)	(0.0057)	(0.0059)	(0.0057)
Interest income	0.0505	0.0500	0.0522	0.0505
Expenses	(0.0727)	(0.0824)	(0.0616)	(0.0617)

Net asset value, end of year	$1.1660	$1.1491	$1.2130	$1.1716

Total Return:

Total return before Performance fees	11.70%	10.59%	13.38%	12.14%
Performance fees	-2.29%	-2.23%	-2.56%	-1.72%
Total return after Performance fees	9.45%	8.42%	10.79%	10.53%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	4.69%	5.73%	3.17%	4.10%
Performance fees	2.82%	2.01%	1.89%	1.77%
Expenses (including Performance fees)	7.51%	7.74%	5.07%	5.87%

Net investment loss	-2.47%	-2.76%	0.01%	-1.12%

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Aspect FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Aspect Capital Limited (“Aspect”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of it assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights.  Each of the Program Funds implements a different trading strategy.

The Fund offers six Classes of Units:  Class A, Class C, Class D, DT, DS, and Class I.  Each Class of Units except for DT and DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for all other purposes (see Note 6).  Class DS commenced on April 2, 2007 and was offered at 1.1631 and Class DT commenced on June 1, 2007 and was offered at $1.2795.  The six Classes of Units are subject to different Sponsor fees.

Effective January 1, 2009, Merrill Lynch & Co., Inc. became a wholly-owned subsidiary of Bank of America Corporation pursuant to a merger agreement.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2008 and 2007 were restricted cash for margin requirements of $24,334,309 and $40,922,943, respectively.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.  The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units. The costs consist of offering costs at the Program level.  The Fund is reimbursing MLAI for these costs in 60 monthly installments.  For financial reporting purposes in conformity with U.S. GAAP, the Fund deducted the total initial offering costs of $73,981 from Members’ Capital at inception. For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over an estimated 60 month period (see Note 6).

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C, DS and DT Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2008, 2007 and 2006.

Subscriptions

Units are offered as of the close of business at the end of each month.  Shares are purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 6), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 6) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

2.       CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as of December 31, 2008 and 2007 are as follows:

2008

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	145	$333,270	0.10%	(1,240)	$(860,947)	-0.27%	$(527,677)	-0.17%	January 2009 - March 2009
Currencies	2,211,124	1,544,260	0.48%	(461,942)	(2,356,344)	-0.74%	(812,084)	-0.26%	January 2009
Energy	41	75,848	0.02%	(407)	946,274	0.30%	1,022,122	0.32%	February 2009
Interest rates	8,731	13,032,113	4.07%	—	—	0.00%	13,032,113	4.07%	March 2009 - March 2010
Metals	45	88,866	0.03%	(503)	(723,498)	-0.23%	(634,632)	-0.20%	February 2009 - April 2009
Stock indices	3	3,950	0.00%	(176)	(217,282)	-0.07%	(213,332)	-0.07%	January 2009 - March 2009

Total		$15,078,307	4.70%		$(3,211,797)	-1.01%	$11,866,510	3.69%

2007

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	2,772	$2,761,795	1.04%	(401)	$222,953	0.08%	$2,984,748	1.12%	February 2008 - March 2008
Currencies	4,354,115	(1,168,777)	-0.44%	(3,514,474)	(320,354)	-0.12%	(1,489,131)	-0.56%	January 2008
Energy	993	2,556,173	0.96%	(237)	(414,080)	-0.16%	2,142,093	0.80%	January 2008 - February 2008
Interest rates	10,247	3,073,089	1.16%	(6,459)	1,016,950	0.38%	4,090,039	1.54%	March 2008 - December 2008
Metals	468	259,457	0.10%	(540)	1,225,157	0.46%	1,484,614	0.56%	February 2008 - April 2008
Stock indices	201	163,245	0.06%	(734)	(7,033)	0.00%	156,212	0.06%	January 2008 - March 2008

Total		$7,644,982	2.88%		$1,723,593	0.64%	$9,368,575	3.53%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Members’ Capital as of December 31, 2008 and 2007.

3.                   FAIR VALUE OF INVESTMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Fund adopted FAS 157 as of January 1, 2008. The adoption of FAS 157 did not have a material impact on the Fund’s financial statements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price).

FAS 157 established a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by FAS 157, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. MLAI’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The following table summarizes the valuation of the Fund’s investments by the above FAS 157 fair value hierarchy levels as of December 31, 2008:

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts	$11,866,510	$11,866,510	N/A	N/A

4.      RELATED PARTY TRANSACTIONS

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, 1.10% on Class I.  Class D, DS, and DT are not charged a Sponsor Fee.   Sponsor fees are paid to MLAI.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the year ended December 31, 2008 and 2007, and 2006 was approximately $6.03, $9.92 and $12.13, respectively, (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

5.      ADVISORY AGREEMENT

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

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to Aspect on a monthly basis. Management Fees are 2.0% for all classes except for Class DT which charges a 1.5% Fee.  Aspect pays MLAI 25% of the management fees on all classes except Class DT in return for sponsoring and providing ongoing administration and operational support to the fund.

Performance fees are charged by the Fund on any New Trading Profit, as defined, and are payable to Aspect as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The fund charges a 20% performance fee for all classes except Class DT which is charged a performance fee of 15%.  Aspect pays MLAI re 25% of any Performance fees paid by the Fund except Class DT.

6.      NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2008 and 2007, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2008

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$29,804,179	$29,807,147	18,714,925	$1.5925	$1.5927
Class C	105,099,697	105,106,897	68,281,073	1.5392	1.5393
Class D	11,852,201	11,849,514	6,915,976	1.7137	1.7134
Class I	14,470,870	14,465,113	8,961,247	1.6148	1.6142
Class DS	70,896,651	70,902,871	41,543,859	1.7065	1.7067
Class DT	88,290,270	88,302,264	50,625,248	1.7440	1.7442
	$320,413,868	$320,433,806	195,042,328

December 31, 2007

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$22,441,846	$22,441,404	17,898,315	$1.2539	$1.2538
Class C	96,877,717	96,871,359	79,180,594	1.2235	1.2234
Class D	21,588,645	21,583,979	16,300,492	1.3244	1.3241
Class I	14,381,886	14,374,152	11,363,798	1.2656	1.2649
Class DS	18,235,954	18,235,954	13,768,122	1.3245	1.3245
Class DT	92,508,126	92,508,126	69,643,298	1.3283	1.3283
	$266,034,174	$266,014,974	208,154,619

7.      WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit. The weighted average number of Units outstanding for each Class for the years ended December 31, 2008, 2007 and 2006 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

8.      RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment to FASB Statement No. 133 (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Currently, the Fund is evaluating the implications of FAS 161 on its financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. Currently, U.S. GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Fund does not expect the adoption of FAS 162 to have an impact on its financial statements.

9.      MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

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