Form 10-K, Exhibit 13
period 2010-12-31
ML Aspect FuturesAccess LLC
filed 2011-03-15
CIK 1309132

Exhibit 13.01

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2010, 2009 and 2008

and Reports of Independent Registered Public Accounting Firms

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of

ML Aspect FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Aspect FuturesAccess LLC (the “Fund”) at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members’ capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Aspect FuturesAccess LLC:

We have audited the accompanying statements of operations, changes in members’ capital and the financial data highlights of ML Aspect FuturesAccess LLC (the “Fund”) for the year ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the results of operations, changes in members’ capital and the financial data highlights of ML Aspect FuturesAccess LLC for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 15, 2011

A member firm of
Deloitte Touche Tohmatsu

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $20,314,172 for 2010 and $30,538,024 for 2009)	$271,790,328	$269,793,907
Net unrealized profit on open futures contracts	9,938,607	3,670,863
Net unrealized profit on open forwards contracts	5,847,321	1,010,082
Cash and cash equivalents	250,000	1,397,466
Other assets	528	—

TOTAL ASSETS	$287,826,784	$275,872,318

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$437,612	$3,745,486
Net unrealized loss on open forwards contracts	1,499,080	1,905,933
Brokerage commissions payable	14,619	84,821
Sponsor and Advisory fees payable	2,747,957	1,940,265
Redemptions payable	1,443,136	2,307,660
Other liabilities	253,007	258,991

Total liabilities	6,395,411	10,243,156

MEMBERS’ CAPITAL:
Sponsor’s Interest (20,647 Units and 20,647 Units)	31,632	27,998
Members’ Interest (170,560,543 Units and 183,714,476 Units)	281,399,741	265,601,164
Total members’ capital	281,431,373	265,629,162

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$287,826,784	$275,872,318

NET ASSET VALUE PER UNIT:
(Based on 170,581,190 and 183,735,123 Units outstanding, unlimited Units authorized)

Class A	$1.5811	$1.3859
Class C	$1.4978	$1.3261
Class D	$1.7531	$1.5138
Class I	$1.6163	$1.4111
Class DS	$1.7456	$1.5073
Class DT	$1.8051	$1.5484

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
TRADING PROFIT (LOSS):

Realized, net	$33,030,812	$(15,245,520)	$93,209,117
Change in unrealized, net	14,819,710	(12,836,984)	2,497,935
Brokerage commissions	(631,326)	(799,706)	(787,841)

Total trading profit (loss)	47,219,196	(28,882,210)	94,919,211

INVESTMENT INCOME (EXPENSE):
Interest	(922)	17,255	5,306,094

EXPENSES:
Management fee	5,133,812	5,395,714	5,712,987
Sponsor fee	2,432,882	2,675,732	3,172,388
Performance fee	2,071,209	17,428	16,320,740
Other	560,827	715,230	743,997
Total expenses	10,198,730	8,804,104	25,950,112

NET INVESTMENT INCOME (LOSS)	(10,199,652)	(8,786,849)	(20,644,018)

NET INCOME (LOSS)	$37,019,544	$(37,669,059)	$74,275,193

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	14,886,961	16,838,575	18,577,490
Class C	57,860,218	62,733,642	76,318,438
Class D	6,256,747	6,696,233	10,392,579
Class I	5,665,788	6,609,695	10,689,594
Class DS	58,862,878	51,048,296	31,288,535
Class DT	33,465,757	47,031,238	61,607,169

Net income (loss) per weighted average Unit
Class A	$0.1919	$(0.2111)	$0.3475
Class C	$0.1723	$(0.2148)	$0.3154
Class D	$0.2393	$(0.2078)	$0.3998
Class I	$0.2086	$(0.2031)	$0.3644
Class DS	$0.2387	$(0.1738)	$0.3373
Class DT	$0.2230	$(0.1917)	$0.4081

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008 (in Units)

	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010
Class A	17,887,996	4,471,164	(3,654,554)	18,704,606	1,907,317	(5,126,238)	15,485,685	1,699,375	(2,666,390)	14,518,670
Class C	79,170,266	14,556,104	(25,455,625)	68,270,745	5,671,596	(15,338,827)	58,603,514	7,450,226	(6,729,921)	59,323,819
Class D	16,300,492	659,229	(10,043,745)	6,915,976	—	(659,229)	6,256,747	—	—	6,256,747
Class I	11,363,798	3,063,709	(5,466,260)	8,961,247	499,046	(3,976,701)	5,483,592	1,263,905	(616,861)	6,130,636
Class DS	13,768,122	37,814,013	(10,038,276)	41,543,859	17,404,773	(1,782,656)	57,165,976	6,215,762	(4,294,422)	59,087,316
Class DT	69,643,298	1,552,098	(20,570,148)	50,625,248	2,350,570	(12,256,856)	40,718,962	—	(15,475,607)	25,243,355

Total Members’ Units	208,133,972	62,116,317	(75,228,608)	195,021,681	27,833,302	(39,140,507)	183,714,476	16,629,268	(29,783,201)	170,560,543

Class A	10,319	—	—	10,319	—	—	10,319	—	—	10,319
Class C	10,328	—	—	10,328	—	—	10,328	—	—	10,328

Total Sponsor’s Units	20,647	—	—	20,647	—	—	20,647	—	—	20,647

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2010
Class A	$22,428,464	$6,143,861	$(5,234,543)	$6,452,930	$29,790,712	$2,784,373	$(7,558,866)	$(3,554,935)	$21,461,284	$2,449,960	$(3,810,943)	$2,854,941	$22,955,242
Class C	96,858,723	19,482,963	(35,319,265)	24,068,580	105,091,001	8,101,783	(21,998,892)	(13,478,321)	77,715,571	10,373,736	(9,201,345)	9,968,815	88,856,777
Class D	21,583,979	975,000	(14,864,105)	4,154,640	11,849,514	—	(989,305)	(1,388,933)	9,471,276	—	—	1,497,403	10,968,679
Class I	14,374,152	4,181,986	(7,985,878)	3,894,853	14,465,113	748,983	(6,139,822)	(1,336,349)	7,737,925	1,906,598	(917,372)	1,181,903	9,909,054
Class DS	18,235,954	56,116,079	(14,003,395)	10,554,233	70,902,871	26,942,476	(2,798,569)	(8,880,305)	86,166,473	9,795,842	(6,868,573)	14,049,609	103,143,351
Class DT	92,508,126	2,229,235	(31,578,299)	25,143,202	88,302,264	3,561,720	(19,789,466)	(9,025,883)	63,048,635	—	(24,945,236)	7,463,239	45,566,638

Total Members’ Interest	$265,989,398	$89,129,124	$(108,985,485)	$74,268,438	$320,401,475	$42,139,335	$(59,274,920)	$(37,664,726)	$265,601,164	$24,526,136	$(45,743,469)	$37,015,910	$281,399,741

Class A	$12,940	$—	$—	$3,495	$16,435	$—	$—	$(2,132)	$14,303	$—	$—	$1,883	$16,186
Class C	12,636	—	—	3,260	15,896	—	—	(2,201)	13,695	—	—	1,751	15,446

Total Sponsor’s Interest	$25,576	$—	$—	$6,755	$32,331	$—	$—	$(4,333)	$27,998	$—	$—	$3,634	$31,632

Total Members’ Capital	$266,014,974	$89,129,124	$(108,985,485)	$74,275,193	$320,433,806	$42,139,335	$(59,274,920)	$(37,669,059)	$265,629,162	$24,526,136	$(45,743,469)	$37,019,544	$281,431,373

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3859	$1.3261	$1.5138	$1.4111	$1.5073	$1.5484

Net realized and net change in unrealized trading profit (loss)	0.2649	0.2520	0.2920	0.2704	0.2907	0.2995
Brokerage commissions	(0.0034)	(0.0033)	(0.0038)	(0.0035)	(0.0038)	(0.0039)
Interest income	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0663)	(0.0770)	(0.0489)	(0.0617)	(0.0486)	(0.0389)

Net asset value, end of year	$1.5811	$1.4978	$1.7531	$1.6163	$1.7456	$1.8051

Total Return: (a)

Total return before Performance fees	14.92%	13.78%	16.66%	15.38%	16.66%	17.24%
Performance fees	-0.82%	-0.82%	-0.82%	-0.82%	-0.82%	-0.64%
Total return after Performance fees	14.10%	12.96%	15.84%	14.56%	15.84%	16.60%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.74%	4.75%	2.23%	3.34%	2.23%	1.72%
Performance fees	0.78%	0.78%	0.78%	0.78%	0.78%	0.61%
Expenses (including Performance fees)	4.52%	5.53%	3.01%	4.12%	3.01%	2.33%

Net investment income (loss)	-4.52%	-5.53%	-3.00%	-4.11%	-3.00%	-2.33%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.5927	$1.5393	$1.7134	$1.6142	$1.7067	$1.7442

Net realized and net change in unrealized trading profit (loss)	(0.1483)	(0.1430)	(0.1602)	(0.1506)	(0.1595)	(0.1633)
Brokerage commissions	(0.0040)	(0.0039)	(0.0044)	(0.0041)	(0.0044)	(0.0045)
Interest income	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0546)	(0.0664)	(0.0351)	(0.0485)	(0.0356)	(0.0281)

Net asset value, end of year	$1.3859	$1.3261	$1.5138	$1.4111	$1.5073	$1.5484

Total Return: (a)

Total return before Performance fees	-12.99%	-13.86%	-11.67%	-12.64%	-11.67%	-11.23%
Performance fees	0.00%	0.00%	-0.01%	0.01%	-0.02%	0.00%
Total return after Performance fees	-12.99%	-13.86%	-11.68%	-12.63%	-11.69%	-11.23%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.73%	4.73%	2.24%	3.33%	2.24%	1.74%
Performance fees	-0.01%	-0.01%	0.00%	-0.02%	0.01%	-0.01%
Expenses (including Performance fees)	3.72%	4.72%	2.24%	3.31%	2.25%	1.73%

Net investment income (loss)	-3.72%	-4.72%	-2.23%	-3.31%	-2.24%	-1.73%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of period	$1.2538	$1.2234	$1.3241	$1.2649	$1.3245	$1.3283

Net realized and net change in unrealized trading profit(loss)	0.4553	0.4427	0.4925	0.4616	0.4811	0.4891
Brokerage commissions	(0.0037)	(0.0036)	(0.0039)	(0.0037)	(0.0039)	(0.0039)
Interest income	0.0247	0.0241	0.0265	0.0250	0.0261	0.0264
Expenses	(0.1374)	(0.1473)	(0.1258)	(0.1336)	(0.1211)	(0.0957)

Net asset value, end of period	$1.5927	$1.5393	$1.7134	$1.6142	$1.7067	$1.7442

Total Return: (a)

Total return before Performance fees	34.07%	32.81%	36.67%	34.69%	35.82%	36.81%
Performance fees	-6.22%	-6.24%	-6.32%	-6.24%	-6.04%	-4.76%
Total return after Performance fees	27.03%	25.82%	29.41%	27.61%	28.86%	31.31%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.84%	4.86%	2.36%	3.45%	2.30%	1.80%
Performance fees	5.90%	5.91%	5.98%	5.91%	5.74%	4.48%
Expenses (including Performance fees)	9.74%	10.77%	8.34%	9.36%	8.04%	6.28%

Net investment income (loss)	-7.93%	-8.96%	-6.51%	-7.54%	-6.24%	-4.48%

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

ML ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Aspect FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Aspect Capital Limited (“Aspect” or “trading advisor”) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

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

As of December 31, 2010 the Fund offers six Classes of Units:  Class A, Class C, Class D, DT, DS, and Class I.  Each Class of Units except for DT and DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit.  Class DS commenced on April 2, 2007 and was offered at 1.1631 and Class DT commenced on June 1, 2007 and was offered at $1.2795.  The six Classes of Units are subject to different Sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. A reclassification was made to prior year net unrealized profit (loss) on open contracts to the current presentation of disaggregation between futures and forwards.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are included in Trading Profit (Loss) in the Statements of Operations of the Fund.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost as provided by the investment manager of the cash equivalent, which approximated fair value (Level II see Note 3).  Cash was held at a nationally recognized financial institution.

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.

Operating Expenses and Selling Commissions

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

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2007.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2010, 2009 and 2008.

Subscriptions

Units are offered as of the close of business at the end of each month.  Shares are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition, as of December 31, 2010 and 2009 are as follows:

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,481	$4,028,204	1.43%	(28)	$(43,410)	-0.02%	$3,984,794	1.41%	February 2011 - March 2011
Currencies	4,389,809,925	5,856,246	2.08%	(940,119,865)	(1,499,079)	-0.53%	4,357,167	1.55%	March 2011
Energy	629	1,272,913	0.45%	(182)	(371,550)	-0.13%	901,363	0.32%	February 2011
Interest rates	2,781	24,462	0.01%	(847)	(263,739)	-0.09%	(239,277)	-0.08%	March 2011 - June 2013
Metals	631	4,435,389	1.58%	(51)	(267,468)	-0.10%	4,167,921	1.48%	February 2011 - April 2011
Stock indices	1,743	627,674	0.22%	(15)	49,594	0.02%	677,268	0.24%	January 2011 - March 2011

Total		$16,244,888	5.77%		$(2,395,652)	-0.85%	$13,849,236	4.92%

December 31, 2009

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,523	$2,546,812	0.96%	(856)	$(68,607)	-0.03%	$2,478,205	0.93%	January 2010 - March 2010
Currencies	70,150,008	(354,360)	-0.13%	(177,950,000)	(600,291)	-0.23%	(954,651)	-0.36%	January 2010
Energy	380	738,906	0.27%	(46)	146,890	0.06%	885,796	0.33%	February 2010
Interest rates	10,072	(4,193,429)	-1.58%	(413)	82,065	0.03%	(4,111,364)	-1.55%	March 2010 - June 2010
Metals	940	(1,151,067)	-0.43%	(28)	(161,195)	-0.06%	(1,312,262)	-0.49%	February 2010 - April 2010
Stock indices	2,275	2,052,362	0.77%	(23)	(8,560)	0.00%	2,043,802	0.77%	January 2010 - March 2010

Total		$(360,776)	-0.14%		$(609,698)	-0.23%	$(970,474)	-0.37%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Members’ Capital as of December 31, 2010 and 2009.

3.               FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels for the years ended December 31, 2010 and December 31, 2009 are as follows:

2010	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$10,397,568	$8,906,023	$1,491,545	$—
Short	$(896,573)	(629,105)	(267,468)	—
	$9,500,995	$8,276,918	$1,224,077	$—

Forwards
Long	$5,847,320	$—	$5,847,320	$—
Short	$(1,499,079)	—	(1,499,079)	—
	$4,348,241	$—	$4,348,241	$—

December 31, 2010	$13,849,236	$8,276,918	$5,572,318	$—

2009	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$(65,216)	$(94,122)	$28,906	$—
Short	$(9,408)	(9,408)		—
	$(74,624)	$(103,530)	$28,906	$—

Forwards
Long	$(295,560)	$—	$(295,560)	$—
Short	$(600,290)	—	(600,290)	—
	$(895,850)	$—	$(895,850)	$—

December 31, 2009	$(970,474)	$(103,530)	$(866,944)	$—

The Fund’s volume of trading forward and futures for the years ended December 31, 2010 and 2009, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2010 and 2009.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of and the gains and losses on derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts.

The following table indicates the trading profit and losses, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2010 and 2009:

Commodity Industry	December 31, 2010	December 31, 2009
Sector	Gain (loss) from trading	Gain (loss) from trading

Agriculture	$7,006,075	$838,187
Currencies	12,209,555	(9,924,173)
Energy	(8,362,667)	(14,163,622)
Interest rates	37,860,194	(9,441,502)
Metals	5,265,584	909,155
Stock indices	(6,128,219)	3,699,451

Total	$47,850,522	$(28,082,504)

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

4.     RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

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

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2010, 2009, and 2008 was approximately $5.03, $6.07, and $6.03, respectively, (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are received from or paid to related parties.

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

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding for each Class for the years ended December 31, 2010, 2009 and 2008 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.               RECENT ACCOUNTING PRONOUNCEMENTS

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

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter, into agreements that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

9.               Subsequent Events

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