Form 10-K, Exhibit 13
period 2011-12-31
Aspect FuturesAccess LLC
filed 2012-03-23
CIK 1309132

Exhibit 13.01

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC))

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2011, 2010 and 2009

and Report of Independent Registered Public Accounting Firm

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

Report of Auditors PWC

Report of Independent Registered Public Accounting Firm

To the Members of

Aspect FuturesAccess LLC

(formerly ML Aspect FuturesAccess LLC):

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Aspect FuturesAccess LLC (formerly ML Aspect FuturesAccess LLC) (the “Fund”) at December 31, 2011 and 2010, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts of disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $30,647,830 for 2011 and $20,314,172 for 2010)	$323,132,681	$271,790,328
Net unrealized profit on open futures contracts	7,062,706	9,938,607
Net unrealized profit on open forwards contracts	405,685	5,847,321
Cash and cash equivalents	333,335	250,000
Other assets	—	528

TOTAL ASSETS	$330,934,407	$287,826,784

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$264,343	$437,612
Net unrealized loss on open forwards contracts	78,075	1,499,080
Brokerage commissions payable	10,433	14,619
Sponsor and Advisory fees payable	4,716,412	2,747,957
Redemptions payable	20,179,950	1,443,136
Other liabilities	167,510	253,007

Total liabilities	25,416,723	6,395,411

MEMBERS’ CAPITAL:
Sponsor’s Interest (0 Units and 20,647 Units)	—	31,632
Members’ Interest (182,013,494 Units and 170,560,543 Units)	305,517,684	281,399,741
Total members’ capital	305,517,684	281,431,373

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$330,934,407	$287,826,784

NET ASSET VALUE PER UNIT:
(Based on182,013,494 and 170,581,190 Units outstanding, unlimited Units authorized)

Class A	$1.6405	$1.5811
Class C	$1.5386	$1.4978
Class D	$1.8464	$1.7531
Class I	$1.6838	$1.6163
Class DS	$1.8386	$1.7456
Class DT	$1.9154	$1.8051

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFIT (LOSS):

Realized, net	$34,448,070	$33,030,812	$(15,245,520)
Change in unrealized, net	(6,723,263)	14,819,710	(12,836,984)
Brokerage commissions	(667,386)	(631,326)	(799,706)

Total trading profit (loss)	27,057,421	47,219,196	(28,882,210)

INVESTMENT INCOME (EXPENSE):
Interest	22,505	(922)	17,255

EXPENSES:
Management fee	5,916,501	5,133,812	5,395,714
Sponsor fee	3,238,858	2,432,882	2,675,732
Performance fee	3,958,922	2,071,209	17,428
Other	640,865	560,827	715,230
Total expenses	13,755,146	10,198,730	8,804,104

NET INVESTMENT INCOME (LOSS)	(13,732,641)	(10,199,652)	(8,786,849)

NET INCOME (LOSS)	$13,324,780	$37,019,544	$(37,669,059)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	16,189,399	14,886,961	16,838,575
Class C	71,034,125	57,860,218	62,733,642
Class D	7,847,297	6,256,747	6,696,233
Class I	8,404,770	5,665,788	6,609,695
Class DS	56,338,152	58,862,878	51,048,296
Class DT	22,255,722	33,465,757	47,031,238

Net income (loss) per weighted average Unit
Class A	$0.0691	$0.1919	$(0.2111)
Class C	$0.0462	$0.1723	$(0.2148)
Class D	$0.0960	$0.2393	$(0.2078)
Class I	$0.0475	$0.2086	$(0.2031)
Class DS	$0.0943	$0.2387	$(0.1738)
Class DT	$0.1105	$0.2230	$(0.1917)

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 (IN UNITS)

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011
Class A	18,704,606	1,907,317	(5,126,238)	15,485,685	1,699,375	(2,666,390)	14,518,670	7,156,378	(5,314,820)	16,360,228
Class C	68,270,745	5,671,596	(15,338,827)	58,603,514	7,450,226	(6,729,921)	59,323,819	33,485,445	(7,333,603)	85,475,661
Class D	6,915,976	—	(659,229)	6,256,747	—	—	6,256,747	4,857,690	(6,181,653)	4,932,784
Class I	8,961,247	499,046	(3,976,701)	5,483,592	1,263,905	(616,861)	6,130,636	7,230,944	(2,671,080)	10,690,500
Class DS	41,543,859	17,404,773	(1,782,656)	57,165,976	6,215,762	(4,294,422)	59,087,316	846,307	(13,198,855)	46,734,768
Class DT	50,625,248	2,350,570	(12,256,856)	40,718,962	—	(15,475,607)	25,243,355	—	(7,423,802)	17,819,553

Total Members’ Units	195,021,681	27,833,302	(39,140,507)	183,714,476	16,629,268	(29,783,201)	170,560,543	53,576,764	(42,123,813)	182,013,494

Class A	10,319	—	—	10,319	—	—	10,319	—	(10,319)	—
Class C	10,328	—	—	10,328	—	—	10,328	—	(10,328)	—

Total Sponsor’s Units	20,647	—	—	20,647	—	—	20,647	—	(20,647)	—

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2011
Class A	$29,790,712	$2,784,373	$(7,558,866)	$(3,554,935)	$21,461,284	$2,449,960	$(3,810,943)	$2,854,941	$22,955,242	$11,490,829	$(8,725,839)	$1,118,558	$26,838,790
Class C	105,091,001	8,101,783	(21,998,892)	(13,478,321)	77,715,571	10,373,736	(9,201,345)	9,968,815	88,856,777	50,449,304	(11,072,523)	3,279,694	131,513,252
Class D	11,849,514	—	(989,305)	(1,388,933)	9,471,276	—	—	1,497,403	10,968,679	8,795,594	(11,409,648)	753,401	9,108,026
Class I	14,465,113	748,983	(6,139,822)	(1,336,349)	7,737,925	1,906,598	(917,372)	1,181,903	9,909,054	12,031,061	(4,338,613)	398,835	18,000,337
Class DS	70,902,871	26,942,476	(2,798,569)	(8,880,305)	86,166,473	9,795,842	(6,868,573)	14,049,609	103,143,351	1,483,646	(24,015,843)	5,314,184	85,925,338
Class DT	88,302,264	3,561,720	(19,789,466)	(9,025,883)	63,048,635	—	(24,945,236)	7,463,239	45,566,638	—	(13,893,618)	2,458,921	34,131,941

Total Members’ Interest	$320,401,475	$42,139,335	$(59,274,920)	$(37,664,726)	$265,601,164	$24,526,136	$(45,743,469)	$37,015,910	$281,399,741	$84,250,434	$(73,456,084)	$13,323,593	$305,517,684

Class A	15,896	—	—	(2,201)	$14,303	—	—	$1,883	$16,186	—	$(16,928)	$742	$—
Class C	15,896	—	—	(2,201)	13,695	—	—	1,751	15,446	—	(15,891)	445	—

Total Sponsor’s Interest	$32,331	$—	$—	$(4,333)	$27,998	$—	$—	$3,634	$31,632	$—	$(32,819)	$1,187	$—

Total Members’ Capital	$320,433,806	$42,139,335	$(59,274,920)	$(37,669,059)	$265,629,162	$24,526,136	$(45,743,469)	$37,019,544	$281,431,373	$84,250,434	$(73,488,903)	$13,324,780	$305,517,684

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.5811	$1.4978	$1.7531	$1.6163	$1.7456	$1.8051

Net realized and net change in unrealized trading profit (loss)	0.1439	0.1356	0.1607	0.1474	0.1601	0.1657
Brokerage commissions	(0.0035)	(0.0033)	(0.0039)	(0.0036)	(0.0039)	(0.0041)
Interest income	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0811)	(0.0916)	(0.0636)	(0.0764)	(0.0633)	(0.0514)

Net asset value, end of year	$1.6405	$1.5386	$1.8464	$1.6838	$1.8386	$1.9154

Total Return: (a)

Total return before Performance fees	5.00%	3.96%	6.59%	5.42%	6.59%	7.13%
Performance fees	-1.45%	-1.45%	-1.45%	-1.45%	-1.45%	-1.16%
Total return after Performance fees	3.55%	2.51%	5.14%	3.97%	5.14%	5.97%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.74%	4.74%	2.23%	3.34%	2.23%	1.72%
Performance fees	1.33%	1.33%	1.33%	1.33%	1.33%	1.06%
Expenses (including Performance fees)	5.07%	6.07%	3.56%	4.67%	3.56%	2.78%

Net investment income (loss)	-5.06%	-6.06%	-3.55%	-4.65%	-3.55%	-2.77%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

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

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

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

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Aspect FuturesAccess LLC (Formerly ML Aspect FuturesAccess LLC)(the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) Fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Aspect Capital Limited (“Aspect” or “trading advisor”) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. Merrill Lynch International Bank is the Fund’s forward contracts broker. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

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

As of December 31, 2011 the Fund offers six Classes of Units:  Class A, Class C, Class I, Class D, Class DT and Class DS.  Each Class of Units except for Class DT and Class DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit.  Class DS commenced on April 2, 2007 and was offered at 1.1631 and Class DT commenced on June 1, 2007 and was offered at $1.2795.  The six Classes of Units are subject to different Sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss), on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), on the Statements of Operations.

Trading profit (loss) is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) on the Statements of Operations of the Fund.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II as defined in Note 3).  Cash was held at a nationally recognized financial institution.

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C, Class DS and   Class DT Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2008.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2011, 2010 and 2009.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three calendar days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days notice (“notice period”).

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

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

(d)         Withdrawal of the Sponsor.

2.            CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2011 and 2010 are as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	26	$5,068	0.00%	(1,531)	$(25,648)	-0.01%	$(20,580)	-0.01%	February 12 - March 12
Currencies	1,147,058,631	426,778	0.14%	(829,072,077)	(62,779)	-0.02%	363,999	0.12%	March 12
Energy	261	189,602	0.06%	(790)	1,942,121	0.64%	2,131,723	0.70%	January 12 - February 12
Interest rates	11,260	5,139,777	1.68%	(359)	(17,873)	-0.01%	5,121,904	1.67%	March 12 - June 14
Metals	194	(1,296,137)	-0.42%	(509)	135,362	0.04%	(1,160,775)	-0.38%	February 12 - March 12
Stock indices	316	146,111	0.05%	(1,293)	543,591	0.18%	689,702	0.23%	January 12 - March 12

Total		$4,611,199	1.51%		$2,514,774	0.82%	$7,125,973	2.33%

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,481	$4,028,204	1.43%	(28)	$(43,410)	-0.02%	$3,984,794	1.41%	February 2011 - March 2011
Currencies	4,389,809,925	5,856,246	2.08%	(940,119,865)	(1,499,079)	-0.53%	4,357,167	1.55%	March 2011
Energy	629	1,272,913	0.45%	(182)	(371,550)	-0.13%	901,363	0.32%	February 2011
Interest rates	2,781	24,462	0.01%	(847)	(263,739)	-0.09%	(239,277)	-0.08%	March 2011 - June 2013
Metals	631	4,435,389	1.58%	(51)	(267,468)	-0.10%	4,167,921	1.48%	February 2011 - April 2011
Stock indices	1,743	627,674	0.22%	(15)	49,594	0.02%	677,268	0.24%	January 2011 - March 2011

Total		$16,244,888	5.77%		$(2,395,652)	-0.85%	$13,849,236	4.92%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2011 and 2010.

3.              FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statements of Financial Condition.  Any change in net unrealized profit or loss from the preceding year is reported on the Statements of Operations.

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

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, for the years ended December 31, 2011 and 2010 are as follows:

2011	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$4,205,514	$4,449,071	$(243,557)	$—
Short	$2,592,849	2,457,487	135,362	—
	$6,798,363	$6,906,558	$(108,195)	$—

Forwards
Long	$405,685	$—	$405,685	$—
Short	$(78,075)	—	(78,075)	—
	$327,610	$—	$327,610	$—

December 31, 2011	$7,125,973	$6,906,558	$219,415	$—

2010	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts
Futures
Long	$10,397,568	$8,906,023	$1,491,545	$—
Short	$(896,573)	(629,105)	(267,468)	—
	$9,500,995	$8,276,918	$1,224,077	$—

Forwards
Long	$5,847,320	$—	$5,847,320	$—
Short	$(1,499,079)	—	(1,499,079)	—
	$4,348,241	$—	$4,348,241	$—

December 31, 2010	$13,849,236	$8,276,918	$5,572,318	$—

The Fund’s volume of trading forward and futures at December 31, 2011 and 2010, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2011 and 2010.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of and the profits and losses on derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2011 and 2010:

Commodity Industry	December 31, 2011	December 31, 2010
Sector	Profit (loss) from trading, Net	Profit (loss) from trading, Net

Agriculture	$(7,968,416)	$7,006,075
Currencies	(1,897,906)	12,209,555
Energy	6,595,182	(8,362,667)
Interest rates	43,093,225	37,860,194
Metals	(6,157,884)	5,265,584
Stock indices	(5,939,394)	(6,128,219)

Total	$27,724,807	$47,850,522

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

4.              RELATED PARTY TRANSACTIONS

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $60,576 of which $10,541 was payable to the Transfer Agent as of December 31, 2011.

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, Class DS and Class DT are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2011, 2010, and 2009 was approximately $6.00, $5.03, and $6.07, respectively, (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, which was a related party to MLAI for a portion of the year.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

On December 31, 2011 MLAI liquidated its position in the Fund.

5.              ADVISORY AGREEMENT

The Fund and Aspect have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2014.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Aspect or the Fund upon 90 days written notice to the other party.  Aspect determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Aspect on a monthly basis. Management Fees are 2.0% for all classes, except for Class DT, which charges a 1.5% Fee.  Aspect pays MLAI 25% of the management fees on all classes, except Class DT, in return for sponsoring and providing ongoing administration and operational support to the Fund.

Performance fees are charged by the Fund on any New Trading Profit, as defined in the private placement memorandum, and are payable to Aspect as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 20% performance fee for all classes, except Class DT, which is charged a performance fee of 15%.  Aspect pays MLAI 25% of any Performance fees paid by the Fund except Class DT.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2011, 2010 and 2009 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.              RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued an update to requirements relating to Fair Value Measurement which represents amendments to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The amendments are of two types: (i) those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

The amendments that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements relate to (i) measuring the fair value of the financial instruments that are managed within a portfolio; (ii) application of premium and discount in a fair value measurement; and (iii) additional disclosures about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. MLAI does not believe the adoption of this update will have a material impact on the Fund’s financial statements.

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts on the Statements of Financial Condition.

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
Aspect FuturesAccess LLC