Form 10-K, Exhibit 13
period 2013-12-31
Aspect FuturesAccess LLC
filed 2014-03-25
CIK 1309132

Exhibit 13.01

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2013 and 2012 and

for the years ended December 31, 2013, 2012 and 2011

and Report of Independent Registered Public Accounting Firm

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of Aspect FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Aspect FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pricewaterhousecoopers LLP

New York, NY

March 25, 2014

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $19,838,945 for 2013 and $25,873,362 for 2012)	$170,957,522	$273,776,825
Net unrealized profit on open futures contracts	6,577,251	4,426,946
Net unrealized profit on open forwards contracts	854,236	655,236
Cash	491,639	562,107
Other assets	317	20,328
TOTAL ASSETS	$178,880,965	$279,441,442

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$227,884	$1,282,046
Net unrealized loss on open forwards contracts	—	—
Brokerage commissions payable	17,157	18,934
Sponsor and Advisory fees payable	510,075	788,788
Redemptions payable	9,336,743	4,802,586
Other liabilities	1,571,611	308,095

Total liabilities	11,663,470	7,200,449

MEMBERS’ CAPITAL:
Members’ Interest (125,668,741 Units and 190,525,071 Units)	167,217,495	272,240,993
Total members’ capital	167,217,495	272,240,993

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$178,880,965	$279,441,442

NET ASSET VALUE PER UNIT:
(Based on 125,668,741 and 190,525,071 Units outstanding, unlimited Units authorized)

Class A	$1.3517	$1.4498
Class C	$1.2426	$1.3462
Class D	$1.5681	$1.6565
Class I	$1.3987	$1.4940
Class DS	$1.5609	$1.6494
Class DT	$1.6420	$1.7271
Class M	$0.8365	$0.8868

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$(8,226,582)	$(21,798,094)	$34,448,070
Change in unrealized, net	3,403,467	(3,325,837)	(6,723,263)
Brokerage commissions	(837,585)	(853,631)	(667,386)

Total trading profit (loss), net	(5,660,700)	(25,977,562)	27,057,421

INVESTMENT INCOME (EXPENSE):
Interest, net	(8,964)	(9)	22,505

EXPENSES:
Management fee	4,599,613	6,063,474	5,916,501
Sponsor fee	3,496,422	4,335,920	3,238,858
Performance fee	—	19,461	3,958,922
Other	1,958,518	962,052	640,865
Total expenses	10,054,553	11,380,907	13,755,146

NET INVESTMENT INCOME (LOSS)	(10,063,517)	(11,380,916)	(13,732,641)

NET INCOME (LOSS)	$(15,724,217)	$(37,358,478)	$13,324,780

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	21,420,348	19,944,082	16,189,399
Class C	90,020,993	99,514,465	71,034,125
Class D	4,424,535	5,888,753	7,847,297
Class I	5,967,248	10,216,218	8,404,770
Class DS	26,429,490	40,046,307	56,338,152
Class DT	11,618,802	15,811,700	22,255,722
Class M*	9,052,573	2,871,584	—

Net income (loss) per weighted average Unit
Class A	$(0.1035)	$(0.2081)	$0.0691
Class C	$(0.1029)	$(0.2030)	$0.0462
Class D	$(0.0743)	$(0.2184)	$0.0960
Class I	$(0.0918)	$(0.1726)	$0.0475
Class DS	$(0.0774)	$(0.1717)	$0.0943
Class DT	$(0.0754)	$(0.1745)	$0.1105
Class M*	$(0.0493)	$(0.1104)	$—

* Units issued on April 1, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average unit for this share class for 2012 is for the period April 1, 2012 to December 31, 2012.)

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011 (IN UNITS)

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013
Class A	14,518,670	7,156,378	(5,314,820)	16,360,228	9,196,088	(4,092,705)	21,463,611	4,040,957	(7,150,882)	18,353,686
Class C	59,323,819	33,485,445	(7,333,603)	85,475,661	35,094,825	(20,616,593)	99,953,893	7,453,250	(38,698,184)	68,708,959
Class D	6,256,747	4,857,690	(6,181,653)	4,932,784	2,097,892	(1,468,248)	5,562,428	92,294	(3,172,357)	2,482,365
Class I	6,130,636	7,230,944	(2,671,080)	10,690,500	2,259,152	(5,795,399)	7,154,253	364,380	(3,362,171)	4,156,462
Class DS	59,087,316	846,307	(13,198,855)	46,734,768	1,609,577	(15,384,630)	32,959,715	524,475	(14,551,987)	18,932,203
Class DT	25,243,355	—	(7,423,802)	17,819,553	—	(4,110,103)	13,709,450	—	(5,177,757)	8,531,693
Class M*	—	—	—	—	9,721,721	—	9,721,721	1,590,801	(6,809,149)	4,503,373

Total Members’ Units	170,560,543	53,576,764	(42,123,813)	182,013,494	59,979,255	(51,467,678)	190,525,071	14,066,157	(78,922,487)	125,668,741

Class A	10,319	—	(10,319)	—	—	—	—	—	—	—
Class C	10,328	—	(10,328)	—	—	—	—	—	—	—

Total Sponsor’s Units	20,647	—	(20,647)	—	—	—	—	—	—	—

* Units issued on April 1, 2012

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital			Net	Members’ Capital			Net	Members’ Capital			Net	Members’ Capital
	December 31, 2010	Subscriptions	Redemptions	Income/(Loss)	December 31, 2011	Subscriptions	Redemptions	Income/(Loss)	December 31, 2012	Subscriptions	Redemptions	Income/(Loss)	December 31, 2013
Class A	$22,955,242	$11,490,829	$(8,725,839)	$1,118,558	$26,838,790	$14,718,539	$(6,288,432)	$(4,151,237)	$31,117,660	$5,769,551	$(9,861,129)	$(2,217,748)	$24,808,334
Class C	88,856,777	50,449,304	(11,072,523)	3,279,694	131,513,252	52,990,250	(29,741,527)	(20,204,291)	134,557,684	9,796,129	(49,715,504)	(9,262,850)	85,375,459
Class D	10,968,679	8,795,594	(11,409,648)	753,401	9,108,026	3,802,750	(2,410,716)	(1,286,049)	9,214,011	149,775	(5,142,642)	(328,558)	3,892,586
Class I	9,909,054	12,031,061	(4,338,613)	398,835	18,000,337	3,791,276	(9,340,053)	(1,763,091)	10,688,469	558,096	(4,885,123)	(547,925)	5,813,517
Class DS	103,143,351	1,483,646	(24,015,843)	5,314,184	85,925,338	2,887,420	(27,571,314)	(6,877,343)	54,364,101	868,829	(23,636,338)	(2,045,044)	29,551,548
Class DT	45,566,638	—	(13,893,618)	2,458,921	34,131,941	—	(7,694,457)	(2,759,516)	23,677,968	—	(8,792,936)	(876,002)	14,009,030
Class M*	—	—	—	—	—	8,938,051	—	(316,951)	8,621,100	1,402,908	(5,810,897)	(446,090)	3,767,021

Total Members’ Interest	$281,399,741	$84,250,434	$(73,456,084)	$13,323,593	$305,517,684	$87,128,286	$(83,046,499)	$(37,358,478)	$272,240,993	$18,545,288	$(107,844,569)	$(15,724,217)	$167,217,495

Class A	$16,186	$—	$(16,928)	$742	$—	$—	$—	$—	$—	$—	$—	$—	$—
Class C	15,446	—	(15,891)	445	—	—	—	—	—	—	—	—	—

Total Sponsor’s Interest	$31,632	$—	$(32,819)	$1,187	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total Members’ Capital	$281,431,373	$84,250,434	$(73,488,903)	$13,324,780	$305,517,684	$87,128,286	$(83,046,499)	$(37,358,478)	$272,240,993	$18,545,288	$(107,844,569)	$(15,724,217)	$167,217,495

* Units issued on April 1, 2012

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M

Net asset value, beginning of year or at the time of offer	$1.4498	$1.3462	$1.6565	$1.4940	$1.6494	$1.7271	$0.8868

Net realized and net change in unrealized trading profit (loss)	(0.0295)	(0.0272)	(0.0341)	(0.0305)	(0.0340)	(0.0357)	(0.0183)
Brokerage commissions	(0.0051)	(0.0047)	(0.0059)	(0.0053)	(0.0058)	(0.0061)	(0.0031)
Interest income, net	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0000)
Expenses	(0.0634)	(0.0716)	(0.0483)	(0.0594)	(0.0486)	(0.0432)	(0.0289)

Net asset value, end of year	$1.3517	$1.2426	$1.5681	$1.3987	$1.5609	$1.6420	$0.8365

Total Return: (a)

Total return before Performance fees	-6.75%	-7.67%	-5.34%	-6.37%	-5.34%	-4.86%	-5.34%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-6.75%	-7.67%	-5.34%	-6.37%	-5.34%	-4.86%	-5.34%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees) (b)	4.51%	5.51%	3.01%	4.11%	3.01%	2.51%	3.01%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	4.51%	5.51%	3.01%	4.11%	3.01%	2.51%	3.01%

Net investment income (loss)	-4.51%	-5.51%	-3.01%	-4.11%	-3.01%	-2.51%	-3.01%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*

Net asset value, beginning of year or at the time of offer	$1.6405	$1.5386	$1.8464	$1.6838	$1.8386	$1.9154	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.1254)	(0.1166)	(0.1430)	(0.1292)	(0.1424)	(0.1491)	(0.0973)
Brokerage commissions	(0.0044)	(0.0041)	(0.0050)	(0.0045)	(0.0049)	(0.0052)	(0.0020)
Interest income, net (c)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0609)	(0.0717)	(0.0419)	(0.0561)	(0.0419)	(0.0340)	(0.0139)

Net asset value, end of year	$1.4498	$1.3462	$1.6565	$1.4940	$1.6494	$1.7271	$0.8868

Total Return: (a)

Total return before Performance fees	-11.65%	-12.53%	-10.31%	-11.29%	-10.31%	-9.86%	-11.59%
Performance fees	-0.04%	-0.04%	-0.04%	-0.04%	-0.04%	-0.02%	0.26%
Total return after Performance fees	-11.69%	-12.57%	-10.35%	-11.33%	-10.35%	-9.88%	-11.33%

Ratios to Average Members’ Capital: (b)

Expenses (excluding Performance fees) (d)	3.82%	4.82%	2.32%	3.42%	2.32%	1.82%	2.34%
Performance fees	0.01%	0.01%	0.01%	0.01%	0.01%	0.00%	-0.28%
Expenses (including Performance fees)	3.83%	4.83%	2.33%	3.43%	2.33%	1.82%	2.06%

Net investment income (loss)	-3.82%	-4.82%	-2.32%	-3.42%	-2.32%	-1.81%	-2.05%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(c) Interest income, net is less than $0.0001 per Unit

(d) The expense ratios do not include brokerage commissions.

* Units issued on April 1, 2012

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT

Net asset value, beginning of year	$1.5811	$1.4978	$1.7531	$1.6163	$1.7456	$1.8051

Net realized and net change in unrealized trading profit (loss)	0.1439	0.1356	0.1607	0.1474	0.1601	0.1657
Brokerage commissions	(0.0035)	(0.0033)	(0.0039)	(0.0036)	(0.0039)	(0.0041)
Interest income, net	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0811)	(0.0916)	(0.0636)	(0.0764)	(0.0633)	(0.0514)

Net asset value, end of year	$1.6405	$1.5386	$1.8464	$1.6838	$1.8386	$1.9154

Total Return: (a)

Total return before Performance fees	5.00%	3.96%	6.59%	5.42%	6.59%	7.13%
Performance fees	-1.45%	-1.45%	-1.45%	-1.45%	-1.45%	-1.16%
Total return after Performance fees	3.55%	2.51%	5.14%	3.97%	5.14%	5.97%

Ratios to Average Members’ Capital: (b)

Expenses (excluding Performance fees) (c)	3.74%	4.74%	2.23%	3.34%	2.23%	1.72%
Performance fees	1.33%	1.33%	1.33%	1.33%	1.33%	1.06%
Expenses (including Performance fees)	5.07%	6.07%	3.56%	4.67%	3.56%	2.78%

Net investment income (loss)	-5.06%	-6.06%	-3.55%	-4.65%	-3.55%	-2.77%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(c) The expense ratios do not include brokerage commissions.

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Aspect FuturesAccess LLC (formerly ML Aspect FuturesAccess LLC) (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005.  The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities.  Aspect Capital Limited (“Aspect” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor utilizes the Aspect Diversified Program (the “Trading Program”) for the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund.  The Sponsor may select other parties as clearing broker(s). Merrill Lynch International Bank, Ltd. (“MLIB”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund.  The Sponsor may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Merrill Lynch International (“MLI”).  MLPF&S, MLIB and MLI are BAC affiliates.

FuturesAccess is a group of managed futures funds sponsored by MLAI (“FuturesAccess Funds”).  FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC.  FuturesAccess Funds currently are composed of direct-trading funds advised by a single trading advisor or funds of funds for which MLAI acts as the advisor and allocates capital among multiple trading advisors.  Although redemption terms vary among FuturesAccess Funds, FuturesAccess applies, with some exceptions, the same minimum investment amounts, fees and other operational criteria across all FuturesAccess Funds.  Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

As of December 31, 2013 the Fund offers seven Classes of Units:  Class A, Class C, Class I, Class D, Class DT, Class DS and Class M.  Each Class of Units is offered at the Net Asset Value per Unit.  The Sponsor fees differ among classes.

The Class M Units are for Investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLFPF&S as selling agent. Class DT is solely for investments made by Trend-Following Futures Fund L.P. and Class DS is solely for investments made by Systematic Momentum FuturesAccess LLC (formerly ML Systematic Momentum FuturesAccess LLC) ), which reflects interests by other funds within the FuturesAccess group.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses, including adjustments, resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations.

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements of the exchanges the Fund’s contracts are traded on and /or requirements greater than those of the exchanges as may be required by MLPF&S, in its sole discretion.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D Units and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C Units, Class DS Units, Class DT Units and Class M Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that a provision for income tax of $1,164,420 is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2010.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2013, 2012 and 2011.

Subscriptions

The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month (each a “Subscription Date”) at the net asset value per Unit of their respective Classes, although MLAI may in its discretion, discontinue subscriptions at any time. Investors must submit their executed Signature Pages on or before the “Subscription/Redemption Notice Date,” which is eight business days prior to the 1st and 16th of every month.  Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at Net Asset Value, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”), upon providing oral or written notice by the “Subscription/Redemption Notice Date,” which is eight business days prior to the 1st and 16th of every month.  MLAI, at any time in its discretion, may discontinue allowing redemptions as of the 15th calendar day of each month on a going forward basis.  Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption request and the applicable Redemption Date.

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the 1st and the 16th of each calendar month upon providing notice by the “Subscription/Redemption Notice Date”.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the “Subscription/Redemption Notice Date”.  The Fund does not accept any redemption requests after the “Subscription/Redemption Notice Date”.  All redemption requests received after the “Subscription/Redemption Notice Date” will be processed for the following month.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	614	$(278,619)	-0.17%	(1,599)	$1,463,093	0.87%	$1,184,474	0.70%	January 2014 - April 2014
Currencies - Futures	46	17,340	0.01%	(41)	30,336	0.02%	47,676	0.03%	March 2014
Currencies - Forwards*	11,227,496,417	349,522	0.21%	(10,788,044,279)	504,714	0.30%	854,236	0.51%	January 2014 - March 2014
Energy	621	(242,123)	-0.14%	(3)	14,452	0.01%	(227,671)	-0.13%	January 2014 - December 2014
Interest rates	3,432	(704,833)	-0.42%	(3,172)	2,147,690	1.28%	1,442,857	0.86%	March 2014 - June 2016
Metals	528	326,364	0.20%	(603)	(304,309)	-0.18%	22,055	0.02%	February 2014 - April 2014
Stock indices	1,589	3,903,721	2.33%	(224)	(23,745)	-0.01%	3,879,976	2.32%	January 2014 - March 2014

Total		$3,371,372	2.02%		$3,832,231	2.29%	$7,203,603	4.31%

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	326	$(168,590)	-0.06%	(1,375)	$1,275,558	0.47%	$1,106,968	0.41%	February 2013 - March 2013
Currencies - Futures	105	(14,529)	-0.01%	(14)	100,025	0.04%	85,496	0.03%	March 2013
Currencies - Forwards*	5,687,194,796	27,838	0.01%	(6,394,391,628)	627,398	0.23%	655,236	0.24%	January 2013
Energy	248	268,765	0.10%	(693)	166,215	0.06%	434,980	0.16%	January 2013 - February 2013
Interest rates	7,047	199,089	0.07%	(624)	(30,816)	-0.01%	168,273	0.06%	March 2013 - June 2015
Metals	1,029	(861,550)	-0.32%	(735)	(775,158)	-0.28%	(1,636,708)	-0.60%	February 2013 - April 2013
Stock indices	4,017	3,012,821	1.11%	(15)	(26,930)	-0.01%	2,985,891	1.10%	January 2013 - March 2013

Total		$2,463,844	0.90%		$1,336,292	0.50%	$3,800,136	1.40%

*Currencies - Forwards are stated in notional amounts.

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2013 and December 31, 2012. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (loss) of long positions and short positions of the open contracts, netting unrealized losses against unrealized profits as applicable.  Net unrealized profit and loss provides an approximate measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time.

3.              FAIR VALUE OF INVESTMENTS

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in equity in commodity trading accounts on the Statements of Financial Condition.  Any change in net unrealized profit or loss from the preceding period/year is reported in the respective Statements of Operations.

The fair value measurement guidance established by U.S. GAAP is a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance in U.S. GAAP, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

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

The following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy.

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

The independent pricing sources obtain market quotations and actual transaction prices for investments that have quoted prices in active markets. Each source has its own proprietary method for determining the fair value of investments that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like investments, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair market value.

The Fund has determined that Level I investments would include its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of investments with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II investments. The Fund determined that Level II investments would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels as of December 31, 2013 and 2012 are as follows:

2013

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$3,021,850	$2,701,133	$320,717	$—
Short	3,327,517	3,920,111	(592,594)	—
	$6,349,367	$6,621,244	$(271,877)	$—

Forwards
Long	$349,522	$—	$349,522	$—
Short	504,714	—	504,714	—
	$854,236	$—	$854,236	$—

December 31, 2013	$7,203,603	$6,621,244	$582,359	$—

2012

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$2,436,006	$2,480,431	$(44,425)	$—
Short	708,894	1,416,965	(708,071)	—
	$3,144,900	$3,897,396	$(752,496)	$—

Forwards
Long	$27,838	$—	$27,838	$—
Short	627,398	—	627,398	—
	$655,236	$—	$655,236	$—

December 31, 2012	$3,800,136	$3,897,396	$(97,260)	$—

The Fund’s volume of trading forwards and futures at December 31, 2013 and 2012, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2013 and 2012.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivative and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The Fund presents its futures and forward contract amounts gross on the Statements of Financial Condition. The Fund maintains margin deposits and cash collateral with its futures and forward brokers, respectively, based on the greater of exchange margin amounts determined by the respective broker. At December 31, 2013 and December 31, 2012, the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition as Cash included in Cash in Equity in commodity trading accounts and the variation margin on open contracts as unrealized gain or loss on futures or forward contracts, respectively.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011:

Commodity Industry	December 31, 2013	December 31, 2012	December 31, 2011
Sector	Profit (loss) from trading, Net	Profit (loss) from trading, Net	Profit (loss) from trading, Net

Agriculture	$3,640,588	$(2,510,922)	$(7,968,416)
Currencies	(4,843,485)	(5,694,277)	(1,897,906)
Energy	(18,787,514)	(4,842,480)	6,595,182
Interest rates	(16,906,536)	10,688,895	43,093,225
Metals	10,406,240	(14,676,939)	(6,157,884)
Stock indices	21,667,592	(8,088,208)	(5,939,394)

Total	$(4,823,115)	$(25,123,931)	$27,724,807

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

4.              RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year ended December 31, 2013, the rate was 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2013, 2012, and 2011 amounted to $46,139, $61,360 and $60,576, respectively, of which $6,106 and $10,210 was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

Typically the vast majority of the Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BAC affiliates that hold the Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Fund receives little, or no, interest on these cash assets.  BAC’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Fund cash assets at any time they are maintained by MLAI with its affiliates.  As of December 31, 2013, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%. The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by the Federal Reserve Bank of New York using data provided by brokers.  Interest is computed based upon the daily net equity balance of the Fund’s account and is posted to the Fund’s account on a monthly basis.

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A Units, 2.50% for Class C Units, and 1.10% for Class I Units.  Class D Units, Class DS Units, Class DT Units and Class M Units are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2013, 2012, and 2011 was approximately $5.50, $5.64 and $6.00, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

On December 31, 2011, MLAI liquidated its position in the fund.

5.              ADVISORY AGREEMENT

The Fund and Aspect have entered into an advisory agreement. The advisory agreement will continue in effect until December 31, 2016.  Thereafter, the advisory agreement will be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Aspect or the Fund upon 90 days written notice to the other party.  Pursuant to the advisory agreement Aspect has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

The Fund charges management fees on the average month-end net asset value of each investment’s units after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Aspect on a monthly basis. Management fees are at a rate equal to 2.0% per year for all Classes, except for Class DT Units, which is charged a 1.5% Management Fee.  Aspect agreed to share 25% of its management fees with MLAI in order to defray costs in connection with and inconsideration of BAC providing certain administrative and support services for the Fund. This fee sharing arrangements does not apply in respect of Class DT Units.

Performance fees are charged by the Fund on any New Trading Profit (as defined in the advisory agreement) and are payable to Aspect as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 20% performance fee for all classes, except Class DT Units, which is charged a performance fee of 15%.  Aspect pays MLAI 25% of any Performance fees paid by the Fund except Class DT Units.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding, for each Class for the years ended December 31, 2013, 2012 and 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.              RECENT ACCOUNTING PRONOUNCEMENTS

In April 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update to provide guidance on the presentation of financial statements under the liquidation basis of accounting. This guidance addresses when and how an entity should apply the liquidation basis of accounting.  In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The standard is effective for annual periods beginning after December 15, 2013, and interim periods therein, with early adoption permitted. The Sponsor does not believe that this guidance will have a material impact to the Fund’s financial statements.

In June 2013, the FASB issued an update relating to the criteria used in defining an investment company under U.S. GAAP. It also sets forth certain measurement and disclosure requirements.  Under the new standard the typical characteristics of an investment company will be: (i) it has more than one investment and more than one investor, (ii) it has investors that are not related parties of the entity or the investment manager, (iii) it has ownership interests in the form of equity or partnership interests, and (iv) it manages substantially all of its investments on a fair value basis.  The standard also reaffirms that a noncontrolling interest in another investment company should be measured at fair value instead of the equity method. It also includes additional disclosure requirements for an entity to disclose the fact that it is an investment company, and to provide information about changes, if any, in its status as an investment company.  Finally, an entity will also need to include disclosures around financial support that has been provided or is contractually required to be provided to any of its investees.  The requirements of the standard are effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013, with early application prohibited.  The Sponsor is currently evaluating the standard and does not believe it will have a material impact to the Fund’s financial statements.

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange/clearinghouse is pledged to support the financial integrity of the exchange/clearinghouse.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange traded contracts, and in the over-the-counter markets counterparties may also require margin.

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition.  MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Fund.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its futures clearing broker.  Pursuant to the brokerage arrangement with MLPF&S, MLPF&S has the right to net receivables and payables.

Indemnifications

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify certain parties, including BAC affiliates. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expects the risk of loss to be remote and, therefore, no provision has been recorded.

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

/s/Barbra E. Kocsis

Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

 Aspect FuturesAccess LLC