Form 10-K, Exhibit 13
period 2017-12-31
Aspect FuturesAccess LLC
filed 2018-03-19
CIK 1309132

Exhibit 13.01

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2017 and 2016 and

for the years ended December 31, 2017, 2016 and 2015

and Report of Independent Registered Public Accounting Firm

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of Aspect FuturesAccess LLC:

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of Aspect FuturesAccess LLC (the “Fund”) as of December 31, 2017 and 2016, and the related statements of operations and of changes in members’ capital and the financial data highlights for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Fund as of December 31, 2017 and 2016, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31,2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 19, 2018

We have served as the Fund’s auditor since 2009.

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $24,062,735 for 2017 and $18,554,979 for 2016)	$70,693,933	$108,234,200
Unrealized profit on open futures contracts	4,494,939	3,315,560
Unrealized profit on open forwards contracts	3,290,984	2,545,779
Cash and cash equivalents	540,090	498,940
Other assets	56,112	29,752
TOTAL ASSETS	$79,076,058	$114,624,231

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Unrealized loss on open futures contracts	$3,153,548	$2,688,443
Unrealized loss on open forwards contracts	3,660,942	2,166,697
Brokerage commissions payable	17,194	13,237
Sponsor and Advisory fees payable	147,475	364,710
Redemptions payable	1,557,158	2,168,565
Other liabilities	317,770	816,026

Total liabilities	8,854,087	8,217,678

MEMBERS’ CAPITAL:
Members’ Capital (44,544,897 Units and 71,901,800 Units outstanding; unlimited Units authorized)	70,221,971	106,406,553
Total Members’ Capital	70,221,971	106,406,553

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$79,076,058	$114,624,231

NET ASSET VALUE PER UNIT:

Class A	$1.6509	$1.6560
Class C	$1.4579	$1.4766
Class D	$2.0281	$2.0080
Class I	$1.7357	$1.7327
Class M	$1.0885	$1.0759

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	2017	2016	2015
TRADING PROFIT (LOSS), NET:

Realized, net	$1,266,678	$(9,140,334)	$28,415,973
Change in unrealized, net	(34,766)	1,920,372	(11,847,606)
Brokerage commissions	(427,983)	(427,452)	(463,158)

Total trading profit (loss), net	803,929	(7,647,414)	16,105,209

INVESTMENT INCOME (EXPENSE):
Interest, net	682,995	228,808	6,174
Other income	517,000	647,420	—
Total investment income (expense)	1,199,995	876,228	6,174

EXPENSES:
Management fee	1,492,543	2,446,584	2,752,521
Sponsor fee	1,632,685	2,396,438	2,405,145
Performance fee	—	330,158	2,973,476
Other	669,041	661,855	680,050
Total expenses	3,794,269	5,835,035	8,811,192

NET INVESTMENT INCOME (LOSS)	(2,594,274)	(4,958,807)	(8,805,018)

NET INCOME (LOSS)	$(1,790,345)	$(12,606,221)	$7,300,191

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	16,246,406	14,195,046	13,077,702
Class C	34,119,491	49,511,607	50,553,044
Class D	1,920,371	2,170,371	2,674,226
Class I	878,252	1,213,834	1,219,457
Class DS*	—	—	11,455,528
Class DT**	—	—	5,182,416
Class M	6,596,491	8,674,085	6,913,868

Net income (loss) per weighted average Unit
Class A	$(0.0078)	$(0.1769)	$0.1078
Class C	$(0.0504)	$(0.1728)	$0.0754
Class D	$0.0202	$(0.1817)	$0.2068
Class I	$(0.0338)	$(0.1807)	$0.1238
Class DS*	$—	$—	$(0.0266)
Class DT**	$—	$—	$0.2110
Class M	$0.0068	$(0.1069)	$0.0845

*Units fully redeemed as of April 30, 2015. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2015 to April 30, 2015.)

**Units fully redeemed as of December 31, 2015.

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015 (IN UNITS)

	Members’ Units			Members’ Units			Members’ Units			Members’ Units
	December 31, 2014	Subscriptions	Redemptions	December 31, 2015	Subscriptions	Redemptions	December 31, 2016	Subscriptions	Redemptions	December 31, 2017
Class A***	12,349,527	2,270,434	(835,634)	13,784,327	2,159,599	(1,489,096)	14,454,830	24,861,552	(7,854,391)	31,461,991
Class C****	49,129,741	5,420,466	(3,916,597)	50,633,610	2,506,983	(7,802,928)	45,337,665	132,736	(40,612,790)	4,857,611
Class D	2,482,365	522,844	(834,838)	2,170,371	—	(250,000)	1,920,371	—	—	1,920,371
Class I	1,207,316	58,000	(87,734)	1,177,582	94,065	(194,631)	1,077,016	17,896	(413,687)	681,225
Class DS*	11,804,527	73,442	(11,877,969)	—	—	—	—	—	—	—
Class DT**	5,440,620	1,026,778	(6,467,398)	—	—	—	—	—	—	—
Class M	5,538,484	2,531,648	(423,939)	7,646,193	2,639,320	(1,173,595)	9,111,918	868,574	(4,356,793)	5,623,699

Total Members’ Units	87,952,580	11,903,612	(24,444,109)	75,412,083	7,399,967	(10,910,250)	71,901,800	25,880,758	(53,237,661)	44,544,897

*Units fully redeemed as of April 30, 2015.

**Units fully redeemed as of December 31, 2015.

***Subscription units include conversion in of 24,597,496 units which were converted from Class C in 2017.

****Redemption units include conversion out of 27,803,430 units which were converted to Class A in 2017.

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	Members’ Capital			Net	Members’ Capital			Net	Members’ Capital			Net	Members’ Capital
	December 31, 2014	Subscriptions	Redemptions	Income(Loss)	December 31, 2015	Subscriptions	Redemptions	Income(Loss)	December 31, 2016	Subscriptions	Redemptions	Income(Loss)	December 31, 2017
Class A***	$21,386,741	$3,941,551	$(1,470,667)	$1,409,709	$25,267,334	$3,864,380	$(2,682,714)	$(2,511,574)	$23,937,426	$40,550,269	$(12,420,262)	$(126,099)	$51,941,334
Class C****	77,465,333	8,658,518	(6,305,500)	3,813,899	83,632,250	4,145,000	(12,279,757)	(8,553,810)	66,943,683	196,000	(58,339,627)	(1,717,996)	7,082,060
Class D	5,075,852	1,000,100	(1,873,877)	552,976	4,755,051	—	(504,550)	(394,431)	3,856,070	—	—	38,715	3,894,785
Class I	2,150,219	112,000	(162,220)	150,930	2,250,929	181,766	(347,146)	(219,390)	1,866,159	31,000	(685,052)	(29,722)	1,182,385
Class DS*	23,951,811	161,403	(23,808,292)	(304,922)	—	—	—	—	—	—	—	—	—
Class DT**	11,715,686	2,270,636	(15,079,959)	1,093,637	—	—	—	—	—	—	—	—	—
Class M	6,055,077	2,820,000	(492,767)	583,962	8,966,272	3,146,172	(1,382,213)	(927,016)	9,803,215	903,927	(4,630,492)	44,757	6,121,407

Total Members’ Interest	$147,800,719	$18,964,208	$(49,193,282)	$7,300,191	$124,871,836	$11,337,318	$(17,196,380)	$(12,606,221)	$106,406,553	$41,681,196	$(76,075,433)	$(1,790,345)	$70,221,971

*Units fully redeemed as of April 30, 2015.

**Units fully redeemed as of December 31, 2015.

***Subscription  includes conversion in the amount of $40,123,556 which was converted from Class C in 2017.

****Redemption  includes conversion out in the amount of $40,123,556 which was converted to Class A in 2017.

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2017

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M
Per Unit Operating Performance:

Net asset value, beginning of year	$1.6560	$1.4766	$2.0080	$1.7327	$1.0759

Net realized and net change in unrealized trading profit (loss)	0.0461	0.0404	0.0571	0.0486	0.0307
Brokerage commissions	(0.0081)	(0.0072)	(0.0099)	(0.0085)	(0.0053)
Interest income, net	0.0130	0.0115	0.0159	0.0136	0.0085
Expenses (c)	(0.0561)	(0.0634)	(0.0430)	(0.0507)	(0.0213)

Net asset value, end of year	$1.6509	$1.4579	$2.0281	$1.7357	$1.0885

Total Return: (a) (d)

Total return before Performance fees	-0.31%	-1.27%	1.00%	0.17%	1.17%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-0.31%	-1.27%	1.00%	0.17%	1.17%

Ratios to Average Members’ Capital: (d)

Expenses (excluding Performance fees) (b)	3.97%	4.98%	2.72%	3.57%	2.47%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.97%	4.98%	2.72%	3.57%	2.47%

Net investment income (loss) (excluding Performance fees)	-2.61%	-3.53%	-1.36%	-2.01%	-0.95%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Net investment income (loss) (including Performance fees)	-2.61%	-3.53%	-1.36%	-2.01%	-0.95%

(a) The total return is calculated for each class taken as a whole based on the change in net asset value.

(b) The expense ratios do not include brokerage commissions.

(c) Expenses are presented net inclusive of other income.

(d) An individual member’s return and ratios may vary based on timing and amount of capital transactions and class specific fee structures.

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2016

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class M
Per Unit Operating Performance:

Net asset value, beginning of year	$1.8330	$1.6517	$2.1909	$1.9115	$1.1726

Net realized and net change in unrealized trading profit (loss)	(0.1063)	(0.0949)	(0.1287)	(0.1112)	(0.0689)
Brokerage commissions	(0.0063)	(0.0056)	(0.0076)	(0.0066)	(0.0040)
Interest income, net	0.0034	0.0030	0.0041	0.0035	0.0022
Expenses (c)	(0.0678)	(0.0776)	(0.0507)	(0.0645)	(0.0260)

Net asset value, end of year	$1.6560	$1.4766	$2.0080	$1.7327	$1.0759

Total Return: (a) (d)

Total return before Performance fees	-9.39%	-10.33%	-8.08%	-9.09%	-7.98%
Performance fees	-0.27%	-0.27%	-0.27%	-0.27%	-0.27%
Total return after Performance fees	-9.66%	-10.60%	-8.35%	-9.36%	-8.25%

Ratios to Average Members’ Capital: (d)

Expenses (excluding Performance fees) (b)	4.06%	5.06%	2.56%	3.66%	2.56%
Performance fees	0.26%	0.26%	0.26%	0.26%	0.26%
Expenses (including Performance fees)	4.32%	5.32%	2.82%	3.92%	2.82%

Net investment income (loss) (excluding Performance fees)	-3.36%	-4.31%	-1.84%	-2.98%	-1.93%
Performance fees	-0.26%	-0.26%	-0.26%	-0.26%	-0.26%
Net investment income (loss) (including Performance fees)	-3.62%	-4.57%	-2.10%	-3.24%	-2.19%

(a) The total return is calculated for each class taken as a whole based on the change in net asset value.

(b) The expense ratios do not include brokerage commissions.

(c) Expenses are presented net inclusive of other income.

(d) An individual member’s return and ratios may vary based on timing and amount of capital transactions and class specific fee structures.

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

Total Return: (a) (c)

Total return before Performance fees	7.88%	6.78%	9.18%	9.38%	0.18%	11.14%	9.29%
Performance fees	-2.04%	-2.03%	-2.04%	-2.05%	-1.97%	-1.72%	-2.04%
Total return after Performance fees	5.84%	4.75%	7.14%	7.33%	-1.79%	9.42%	7.25%

Ratios to Average Members’ Capital: (c)

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

(b) The expense ratios do not include brokerage commissions.

(c) An individual member’s return and ratios may vary based on timing and amount of capital transactions and class specific fee structures.

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

ASPECT FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Aspect FuturesAccess LLC (the “Fund”), a FuturesAccessTM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005.  The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities.  Aspect Capital Limited (“Aspect” or the “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the Aspect Diversified Program (the “Trading Program”) for the Fund.

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

As of December 31, 2017, the Fund offers four Classes of Units:  Class A, Class I, Class D and Class M.  Each Class of Units is offered at the Net Asset Value per Unit.

As of February 2017, the Fund no longer offers Class C Units. The Fund will convert Class C Units that have been outstanding for thirty (30) months or more to Class A Units.  The first conversion commenced on November 1, 2017.  Thereafter, the Fund will convert its outstanding Class C Units to Class A Units on the 30 month anniversary of such Units’ issuance or, if such anniversary date is not the first business day of a month, the first business day of the following month.

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

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents which are classified as Level II within the fair value hierarchy discussed in Note 3. As of December 31, 2017 and 2016, the Fund held no cash equivalents.  Cash was held at a nationally recognized financial institution.

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

Operating Expenses and Selling Commissions

The Fund pays for all operating costs (including, but not limited to, ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units, Class D Units and Class I Units are subject to upfront sales commissions paid to MLPF&S up to 2.5% of an investor’s gross subscription amount.  (Prior to February 1, 2017, Class A Units were subject to an upfront sales commissions which range from 1.0% to 2.5%.) Sales commissions are directly deducted from subscription amounts.

Class M Units are not subject to upfront sales commissions. Class C Units, Class DT Units and Class DS Units were not subject to upfront sales commissions.

Income Taxes

Each investor is individually responsible for reporting income or loss based on such investor’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the ASC guidance on accounting for uncertain tax positions. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the Net Asset Value of the Fund, including reducing the Net Asset Value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that a provision for income tax of $517,000, generated by trading in Spain, was required in the Fund’s financial statements as of December 31, 2016. Such amount was included in Other Liabilities on the Statement of Financial Condition as of December 31, 2016. Additionally, during the years ended December 31, 2017 and 2016 certain previous Spanish tax exposure was reversed, resulting in $517,000 and $647,420, respectfully, of other income on the 2017 and 2016 Statement of Operations. MLAI has concluded no provision for income tax is necessary as of December 31, 2017. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2014.

Distributions

Each investor is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2017, 2016 and 2015.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2017 and 2016, are as follows:

December 31, 2017

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	103	$137,853	0.20%	(1,181)	$384,308	0.55%	$522,161	0.75%	February 2018 - April 2018
Currencies - Futures	5	5,540	0.01%	(11)	(15,485)	-0.02%	(9,945)	-0.01%	March 2018
Currencies - Forwards*	252,071,735	2,876,659	4.10%	(228,725,253)	(3,246,617)	-4.62%	(369,958)	-0.52%	March 2018
Energy	434	1,265,666	1.80%	(264)	(494,590)	-0.70%	771,076	1.10%	January 2018 - December 2018
Interest rates	2,233	(1,589,571)	-2.26%	(2,312)	359,823	0.51%	(1,229,748)	-1.75%	March 2018 - June 2020
Metals	302	1,228,177	1.75%	(73)	(464,140)	-0.66%	764,037	1.09%	January 2018 - April 2018
Stock indices	1,071	526,852	0.75%	(148)	(3,042)	0.00%	523,810	0.75%	January 2018 - March 2018

Total		$4,451,176	6.35%		$(3,479,743)	-4.94%	$971,433	1.41%

December 31, 2016

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	455	$(151,581)	-0.14%	(710)	$394,646	0.37%	$243,065	0.23%	February 2017 - April 2017
Currencies - Futures	3	(7,065)	-0.01%	(27)	14,105	0.01%	7,040	0.00%	March 2017
Currencies - Forwards*	155,465,380	(771,410)	-0.72%	(199,845,797)	1,150,492	1.08%	379,082	0.36%	March 2017
Energy	190	255,974	0.24%	(40)	(56,180)	-0.05%	199,794	0.19%	January 2017 - March 2017
Interest rates	510	308,025	0.29%	(3,415)	173,276	0.16%	481,301	0.45%	March 2017 - June 2019
Metals	280	(1,436,353)	-1.35%	(195)	501,993	0.47%	(934,360)	-0.88%	February 2017 - April 2017
Stock indices	1,087	621,635	0.58%	(429)	8,642	0.01%	630,277	0.59%	January 2017 - March 2017

Total		$(1,180,775)	-1.11%		$2,186,974	2.05%	$1,006,199	0.94%

*Currencies — Forwards present notional amounts as converted to USD.

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2017 and December 31, 2016. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (losses) of long positions and short positions, netting unrealized losses against unrealized profits as applicable.  Net unrealized profit and loss provides a rough measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time.

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

The Fund has determined that Level I investments would include its futures and options contracts where quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using observable prices of investments with similar characteristics and these are generally classified as Level II investments. The Fund determined that Level II investments would include its forwards and certain futures contracts.

Transfers of investments between different levels of the fair value hierarchy, if any, are recorded as of the beginning of the reporting period. There were no transfers to or from any level during 2017 and 2016.

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2017 and 2016 are as follows:

2017

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$4,494,939	$3,651,733	$843,206	$—
Forwards	3,290,984	—	3,290,984	—
	$7,785,923	$3,651,733	$4,134,190	$—

Liabilities
Futures	$3,153,548	$2,795,267	$358,281	$—
Forwards	3,660,942	—	3,660,942	—
	$6,814,490	$2,795,267	$4,019,223	$—

December 31, 2017	$971,433	$856,466	$114,967	$—

2016

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$3,315,560	$2,983,356	$332,204	$—
Forwards	2,545,779	—	2,545,779	—
	$5,861,339	$2,983,356	$2,877,983	$—

Liabilities
Futures	$2,688,443	$1,527,806	$1,160,637	$—
Forwards	2,166,697	—	2,166,697	—
	$4,855,140	$1,527,806	$3,327,334	$—

December 31, 2016	$1,006,199	$1,455,550	$(449,351)	$—

The Fund’s volume of trading forwards and futures at December 31, 2017 and 2016, respectively, are representative of the activity throughout the years presented.

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

The Fund maintains margin deposits and cash collateral with its futures and forwards brokers, respectively, based on the greater of exchange margin or amounts determined by the respective broker. At December 31, 2017 and December 31, 2016, the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition in Cash in the Equity in commodity trading accounts. The variation margin on open contracts is presented gross on the Statements of Financial Condition in Unrealized profit or loss on futures or forwards contracts, respectively. The Fund is subject to agreements which support the ability to settle net with their counterparties; however, the Fund has elected to present the related balances on the Statements of Financial Condition on a gross basis. The net of these amounts plus the restricted cash presented within the Cash in the Equity in commodity trading accounts on the Statements of Financial Condition represents the Fund’s net exposure.

The following table indicates the trading profits and losses before brokerage commissions, by commodity industry sector for the years ended December 31, 2017, 2016 and 2015:

Commodity Industry	December 31, 2017	December 31, 2016	December 31, 2015
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(770,323)	$(1,718,410)	$(289,165)
Currencies	(5,205,770)	(3,070,410)	(1,828,505)
Energy	17,351	(2,525,031)	14,394,708
Interest rates	(5,282,072)	3,289,912	(766,755)
Metals	491,018	(3,171,775)	5,920,577
Stock indices	11,981,708	(24,248)	(862,493)

Total, net	$1,231,912	$(7,219,962)	$16,568,367

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

4.              RELATED PARTY TRANSACTIONS

MLAI owns 50 Class D Units which represent less than 1% of the Fund’s Net Asset Value as of December 31, 2017 and 2016.

MLAI, the Fund and certain other FuturesAccess Funds, MLAI’s HedgeAccess® Program of hedge funds and other BofA Corp. funds (each a “Serviced Fund” and collectively, the “Serviced Funds”) have entered into a transfer agency and investor services agreement with Financial Data Services, LLC (the “Transfer Agent”), a wholly owned subsidiary of BofA Corp. and affiliate of MLAI.  The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units.  The fees charged by the Transfer Agent for its services were 0.02% per year of the aggregate net assets of the Serviced Funds. The fee is paid monthly in arrears.  The Transfer Agent also receives reimbursement for its out-of-pocket expenses and certain extraordinary expenses.  MLAI allocates the Transfer Agent fees to each of the Serviced Funds, including the Fund, on a monthly basis based on each Serviced Fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2017, 2016 and 2015 amounted to $17,393, $23,486 and $48,759, respectively, of which $3,975 and $5,825 was payable to the Transfer Agent as of December 31, 2017 and 2016, respectively. Such fee and related payable are included in other expenses and other liabilities on the accompanying Statements of Operations and Statements of Financial Condition, respectively.

Typically the vast majority of the Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BofA Corp. affiliates that hold the Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Fund receives little, or no, interest on these cash assets.  BofA Corp.’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Fund cash assets during any time they are maintained by the Sponsor with its affiliates.  As of December 31, 2017, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%, except for currencies designated by MLPF&S as “negative interest rate currencies” (discussed below).  The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by major brokers and is calculated by the Federal Reserve Bank of New York using data provided by the brokers. Interest is computed based upon the daily net equity balance of the Fund’s account and is posted to the Fund’s account on a monthly basis. MLPF&S deposits certain of the Fund’s assets as margin or collateral with clearinghouses and/or depositories. As a result of the present low interest rate environment, these clearinghouses and depositories charge MLPF&S fees to account for the negative interest rates on cash balances for certain currencies, which may change from time to time. Accordingly, MLPF&S charges the Fund a “negative interest rate fee” for any currencies designated by MLPF&S as a “negative interest rate currency.”

The Fund charges Sponsor fees on the month-end Net Asset Value after all other charges at annual rates equal to 1.5% for Class A Units, 2.5% for Class C Units, 0.75% for Class D Units and 1.1% for Class I Units.  (Class D Units were not charged a Sponsor fee prior to September 1, 2017.) Class M Units are not charged a Sponsor fee. Class DT Units and Class DS Units were not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2017, 2016 and 2015 was approximately $6.40, $6.25 and $6.49, respectively.

Brokerage commissions, interest, net and Sponsor fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit (loss), as presented on the Statements of Financial Condition are held with a related party.

5.              ADVISORY AGREEMENT

The Fund, MLAI and the Trading Advisor have entered into an advisory agreement. The advisory agreement will continue in effect until December 31, 2020. Thereafter, the advisory agreement will be automatically renewed for successive three-year periods, on the same terms, unless (x) terminated at any time by either the Trading Advisor or the Fund upon 90 days written notice to the other party or (y) terminated upon certain occurrences as provided therein.  Pursuant to the advisory agreement, the Trading Advisor has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary responsibility to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

The Fund pays monthly management fees to the Trading Advisor based on the month-end Net Asset Value of the Fund (prior to reduction for the management fees being calculated and any accrued performance fees or Sponsor fees).   Prior to September 1, 2017, the management fee rate was 2.0% per year for Class A, Class C, Class D, Class I and Class M Units, and the Trading Advisor agreed to share 50% of the management fees with MLAI in order to defray costs in connection with and in consideration of BofA Corp.’s providing certain operational support for the Fund.

Effective September 1, 2017, the management fee rate for Class A, Class C, Class D, Class I and Class M Units has been reduced from 2.0% to 1.0%, and the Trading Advisor will no longer share its management fee with the Sponsor.

The management fee rate for Class DT and DS Units was 1.5% when available.

The Fund pays a 20% quarterly performance fee to the Trading Advisor with respect to all Classes of Units with the exception of Class DT which paid a 15% quarterly performance fee. The performance fee is calculated based on any increase in the aggregate Net Asset Value of the Classes of Units subject to the same rate of performance fees (each a “Class Group”), taken together, in excess of the Class Group’s highest Net Asset Value as of any previous calendar quarter end after adjustment for subscriptions and the performance fee then paid (“High Water Mark”).The performance fee is also paid on net redemptions, and the High Water Mark is proportionately reduced.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding, for each Class for the years ended December 31, 2017, 2016 and 2015 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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